    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 1997.
                                                     REGISTRATION NO. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                                COLORBUS, INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

      CALIFORNIA                      7372                        33-064538
    (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)
      INCORPORATION
           OR
      ORGANIZATION)

                               ----------------
                             18261 MCDURMOTT WEST
                           IRVINE, CALIFORNIA 92614
                                (714) 852-1850
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                                PAUL R. PEFFER
                            CHIEF EXECUTIVE OFFICER
                             18261 MCDURMOTT WEST
                           IRVINE, CALIFORNIA 92614
                                (714) 852-1850
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT OF SERVICE)
                               ----------------
                                  COPIES TO:

          PATRICK ARRINGTON, ESQ.                   DENNIS R. DEBROECK, ESQ.
          ELLEN S. BANCROFT, ESQ.                  EILEEN DUFFY ROBINETT, ESQ.
             NEEL GROVER, ESQ.                      MICHAEL J. PATRICK, ESQ.
      BROBECK, PHLEGER & HARRISON LLP                  FENWICK & WEST LLP
           4675 MACARTHUR COURT                       TWO PALO ALTO SQUARE
                SUITE 1000                                  SUITE 700
      NEWPORT BEACH, CALIFORNIA 92660              PALO ALTO, CALIFORNIA 92121

                               ----------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after the Registration Statement becomes effective.
                               ----------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                         PROPOSED
                                            PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT        MAXIMUM      AGGREGATE   AMOUNT OF
    SECURITIES TO BE           TO BE     OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED          REGISTERED(1)  PER SHARE(2)  PRICE(1)(2)     FEE
--------------------------------------------------------------------------------
Common Stock, no par
 value(3)...............          shares    $           $46,000,000   $13,939

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes          shares of Common Stock ($6,000,000 aggregate offering
    price) which may be purchased by the Underwriters to cover over-allotments, if any.
(2) Estimated pursuant to Rule 457(a) solely for the purpose of calculating the registration fee.
(3) The Registrant intends to reincorporate in Delaware prior to the consummation of this Offering and change the par value of the Common Stock to $.0001 per share.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION--DATED MARCH 4, 1997

PROSPECTUS
--------------------------------------------------------------------------------
                                          Shares

[Logo]                           COLORBUS, INC.

                                  Common Stock

--------------------------------------------------------------------------------

Of the             shares of common stock, par value $.0001 per share (the
"Common Stock") offered hereby,             shares are being sold by COLORBUS,
Inc. ("COLORBUS" or the "Company") and           shares are being sold by
certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial
public offering price will be between $     and $     per share. See
"Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

The Company has applied to The Nasdaq Stock Market's National Market (the "Nasdaq National Market") for quotation of the Common Stock under the proposed symbol "CBUS."

SEE "RISK FACTORS" ON PAGES 6 TO 14 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          Underwriting              Proceeds to
                               Price to  Discounts and  Proceeds to   Selling
                                Public   Commissions(1) Company(2)  Stockholders
--------------------------------------------------------------------------------
Per Share....................   $            $            $            $
--------------------------------------------------------------------------------
Total(3).....................  $           $             $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be $      .
(3) The Company and the Selling Stockholders have granted the several Underwriters 30 day over-allotment options to purchase, in the aggregate,
    up to           additional shares of Common Stock on the same terms and
    conditions as set forth above. If all such additional shares are purchased
    by the Underwriters, the total Price to Public will be $         , the
    total Underwriting Discounts and Commissions will be $       , the total
    Proceeds to Company will be $       , and the total Proceeds to Selling
    Stockholders will be $          . See "Underwriting."
--------------------------------------------------------------------------------

The shares of Common Stock are offered by the several Underwriters, subject to delivery by the Company and the Selling Stockholders and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters is expected to be made at the office of Prudential Securities Incorporated, One
New York Plaza, New York, New York, on or about              , 1997.

PRUDENTIAL SECURITIES INCORPORATED                             HAMBRECHT & QUIST

       , 1997

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus (i) assumes that the Underwriters' over-allotment options will not be exercised, (ii) assumes no exercise of outstanding options to purchase 113,878 shares of Common Stock as of February 15, 1997, and (iii) assumes the reincorporation of the Company in Delaware in March 1997. See "Management--1997 Stock Incentive Plan" and "Underwriting."

                                  THE COMPANY

  COLORBUS develops and markets network print servers which enable the printing of high resolution color images from various digital color copiers and large format printers (printers which produce output larger than 11" by 17"). The Company's principal product, the COLORBUS Cyclone Imaging System(R) ("Cyclone"), incorporates proprietary software which manages the simultaneous print requests of multiple users on a computer network, processes color images and outputs documents on multiple connected output devices. In cooperation with Xerox, the Company is nearing completion of a new network print server, the Network Server Plus 3.0 ("NS Plus 3.0"), which is designed to provide simultaneous support for the Xerox DocuTech Production Publisher 135, a high volume black and white production publishing system ("DocuTech 135"), and the Xerox DocuColor 40 Digital Color Production System ("DocuColor 40"). The
NS Plus 3.0 will address the production publishing market and will enable the cost effective, high volume production of documents with integrated color and black and white pages.

  The Cyclone is designed for the rapidly growing market for high quality, on demand color printing (which includes graphic arts and professional color publishing, commercial and short run printing, prepress services, office printing and print-for-pay). The Company believes that a significant factor in the growth of the on demand color printing market has been the increased acceptance and use of digital color copiers connected to color print servers. Dataquest estimates that the domestic market for digital color laser copiers has grown at an annual rate of approximately 30% from 1993 to 1995. According to Dataquest, approximately 14,400 digital color laser copiers were sold in the United States in 1995. Dataquest forecasts that domestic sales of digital color laser copiers will increase approximately 21% annually to 37,000 units in 2000. In addition, the percentage of digital color laser copiers connected to print servers is continuing to increase. Dataquest estimates that approximately 58% of the digital color laser copiers sold in the United States in 1995 were connected to color print servers. The Company believes that the installed base of digital color laser copiers in international markets is larger than that in the United States, and that connectivity rates are generally lower in international markets than in the United States.

  The Cyclone enables users to print high resolution color images from digital color laser copiers manufactured by Canon, Kodak, RICOH, Savin, Sharp and Xerox, as well as large format printers from ENCAD, Hewlett-Packard, Raster Graphics and Xerox. The Cyclone incorporates an open, upgradeable, scaleable architecture which the Company believes (i) extends product life by reducing the risk of obsolescence, (ii) enables the cost effective and timely introduction of new software based features, functionality and applications, and (iii) provides users with the flexibility to change or add output devices without the need for a new print server. End users of the Cyclone include large and small businesses which operate in a variety of industries and include Daimler Benz AG, Ford Motor Company, Heineken N.V., Kinko's, Inc., Lucent Technologies, Inc., Microsoft Corporation, Time Warner, Inc. and The Walt Disney Company. The Company is currently developing a Windows NT color print server which management believes will be introduced in 1997.

  The Company believes that the NS Plus 3.0, which is scheduled to be introduced by Xerox in mid 1997, will provide a unique color solution for the high volume production publishing market. The NS Plus 3.0 will provide an integrated front end and network connection for new placements of the DocuTech 135 and the

DocuColor 40, as well as for the existing worldwide installed base of more than 10,000 DocuTech 135 units. By providing simultaneous support for the DocuTech 135 and the DocuColor 40, the NS Plus 3.0 will enable users to control the production publishing process from the print server and facilitate the generation of integrated black and white and color documents.

  The Company sells the Cyclone primarily through Canon and Xerox branch sales offices or subsidiaries and office equipment distributors such as IKON Office Solutions and Danka Business Systems PLC. Pursuant to Xerox's distribution and development agreement with the Company, Xerox will sell the NS Plus 3.0 as a Xerox product. The Company intends to continue to expand and develop strategic relationships with key partners in its distribution channels to strengthen its presence in existing markets and to expand into new markets.

  COLORBUS operates in the United States and Canada, and operates in Europe through its wholly owned subsidiary, CDS International B.V. ("CDS"), which the Company acquired in December 1996. The Company's principal executive offices are located at 18261 McDurmott West, Irvine, California, 92614, and its telephone number is (714) 852-1850.

                                  THE OFFERING

 Common Stock Offered by the Company...............             shares
 Common Stock Offered by the Selling Stockholders..             shares
 Common Stock to be Outstanding after the Offering.             shares(1)
 Use of Proceeds by the Company.................... For repayment of indebtedness, for general
                                                    corporate and working
                                                    capital purposes and for
                                                    potential acquisitions of
                                                    related technologies and
                                                    businesses.
 Proposed Nasdaq National Market Symbol............ CBUS

--------
(1) Excludes 113,878 shares of Common Stock issuable upon exercise of outstanding options as of February 15, 1997 at a weighted average exercise price of $10.43 per share. See "Management--Other Stock Options."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                YEAR ENDED DECEMBER 31,
                                         --------------------------------------
                                          1992    1993   1994    1995    1996
                                         ------  ------ ------- ------- -------
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Net revenues............................ $2,129  $7,891 $26,959 $37,220 $42,264
Cost of revenues........................  1,123   5,230  17,194  22,320  23,692
                                         ------  ------ ------- ------- -------
Gross profit............................  1,006   2,661   9,765  14,900  18,572
Operating expenses:
  Research and development..............    204     379     894   1,495   2,006
  Sales and marketing...................    614   1,546   5,298   9,731  11,907
  General and administrative............    239     616   1,861   2,412   2,918
  Other costs and expenses..............    --      --      --      181     397
                                         ------  ------ ------- ------- -------
Total operating expenses................  1,057   2,541   8,053  13,819  17,228
                                         ------  ------ ------- ------- -------
Operating income (loss).................    (51)    120   1,712   1,081   1,344
Net income (loss)....................... $ (120) $  123 $   963 $   537 $   628
                                         ======  ====== ======= ======= =======
Net income (loss) per share............. $       $      $       $       $
                                         ======  ====== ======= ======= =======
Weighted average common and common
 equivalent shares......................
                                         ======  ====== ======= ======= =======

                                                            DECEMBER 31, 1996
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(1)
                                                          ------- --------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital.......................................... $ 2,461    $
Total assets.............................................  12,879
Long term obligations, excluding current portion.........     378
Stockholders' equity.....................................   3,931

--------
(1) Adjusted to give effect to the sale of             shares of Common Stock
    by the Company at an assumed initial public offering price of $      per
    share, after deducting underwriting discounts and commissions and estimated offering expenses and the application of the net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the shares of Common Stock offered hereby. This Prospectus contains forward looking statements. Discussions containing such forward looking statements may be found under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the Prospectus generally. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual events or results may differ materially from those discussed in the forward looking statements as a result of various factors, including, without limitation, the risk factors set forth below and the matters set forth in this Prospectus generally.

  LIMITED OPERATING HISTORY AND FLUCTUATIONS IN OPERATING RESULTS. The Company commenced operations in 1990 and began shipping the initial version of its principal product, the Cyclone, in June 1993. In three of the most recent eight quarters, the Company generated net losses and may incur net losses in the future. The Company's operating results have fluctuated in the past and will likely continue to fluctuate in the future on a quarterly and annual basis based on a number of factors, many of which are not within the Company's control. These factors include, without limitation, purchasing patterns in its distribution channels; the demand for the Company's products; the timing of the introduction of new products and price reductions by the Company and its competitors; the performance of third party manufacturers; inventory levels; level of investment in research and development and sales and marketing; the availability and price of key components for the Company's products, including DRAMs; the Company's relationships with key distributors, manufacturers and licensors, including, among others, Adobe Systems Incorporated ("Adobe"), Canon, Inc. and its affiliated entities ("Canon"), Danka Business Systems, PLC ("Danka"), IKON Office Solutions ("IKON"), Silicon Graphics, Inc. ("SGI") and Xerox Corporation ("Xerox") and its affiliated entities including Rank Xerox Limited ("Rank Xerox"); the Company's ability to develop and market new products and enhancements to existing products; changes and advancements in digital color copier and digital document product technology; currency fluctuations; deferrals of customer orders in anticipation of new products by the Company or its competitors; the Company's ability to integrate the operations of CDS; and general economic and market conditions. The Company's customers generally order on an as needed basis and, accordingly, the Company operates with minimal backlog. As a result, quarterly revenues and operating results depend largely upon the volume and timing of orders received during the quarter, which are difficult to estimate and could lead to further fluctuations in the Company's results of operations. There can be no assurance that the Company will be able to predict accurately production and inventory requirements. The Company also anticipates that its business will be affected by seasonal purchasing patterns, particularly during the third quarter when sales in Europe are generally lower. In addition, the Company often experiences higher net revenues in its fourth quarter, resulting primarily from sales to Xerox and its subsidiary, Rank Xerox, which sales typically generate a large percentage of the Company's net revenues in that quarter. This higher sales volume is generally followed by lower sales in the subsequent first quarter. In the event the Company's future operating results fail to meet the expectations of analysts and investors, the price of the Company's Common Stock would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  RISKS ASSOCIATED WITH EMERGING MARKETS. The Company's network print servers and related proprietary software address new and rapidly evolving markets for on demand color printing and production publishing. Because the markets for digital color copiers, large format color printers and other digital document products are relatively new, it is difficult to predict the rate at which these markets will continue to grow, if at all. If these markets fail to grow, or grow more slowly than the Company currently anticipates, the Company's business, operating results and financial condition will likely be adversely affected. Although the Company intends to continue to utilize resources to educate potential end users about network print servers and digital document products, there can be no assurance that such expenditures will enable the Company's products to achieve any additional degree of market acceptance. In addition, the Company is completing development of the NS Plus 3.0, which is its first product targeted to the production publishing market and also represents the Company's first product to support a high speed black and white publishing system. Although the Company expects Xerox to introduce the NS Plus 3.0 in mid 1997, the timing of this product introduction is not within the Company's control, and there can be no assurance that this server will be introduced in a timely manner, if at all, or that it will achieve any degree of market acceptance. There can be no assurance that the Company will be able to maintain or increase its presence in its existing market segments or to penetrate any additional market segments successfully. See "Business--Market Overview."

  DEPENDENCE ON SINGLE PRODUCT LINE. To date, substantially all of the Company's revenues have been derived from sales of the Cyclone and related products. While the Company's strategy is to expand into other network digital document products such as the NS Plus 3.0, the Company anticipates that sales of current or future versions of the Cyclone or similar color print server products will continue to represent the majority of its revenues for the foreseeable future. A decline in the price of or demand for the Cyclone or color print servers generally as a result of technological changes, competition, the introduction of new products by the Company or any competitor, or the failure to manage product transitions successfully, would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Silicon Graphics, Inc.; Changes in Workstation Platforms" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Results of Operations."

  DEPENDENCE ON XEROX CORPORATION. Net revenues derived from sales of the Company's products to Xerox, and its affiliated entities including Rank Xerox, in the years ended December 31, 1994, 1995 and 1996 represented approximately 10.2%, 16.4% and 33.9%, respectively, of the Company's net revenues. In 1995 and 1996, a substantial majority of such sales represented sales in Europe to Rank Xerox. Sales of the Cyclone in Europe have been and will continue to be heavily dependent upon the Company's relationship with Rank Xerox. The Company does not have an OEM agreement with Rank Xerox with respect to the Cyclone and has operated and expects to continue to operate on a purchase order basis. If Rank Xerox were to reduce its purchases of the Cyclone, the Company's business, financial condition and results of operations would be materially and adversely affected.

  The Company's net revenues from the Xerox distribution channel in the United States have been significantly less than those in Europe, where CDS has benefited from a well established relationship with Rank Xerox. Sales of the Cyclone to Xerox in the United States declined slightly during the period from 1994 to 1996, which the Company believes was attributable to a series of changes in the method of distribution of the Cyclone by Xerox domestic branch sales offices. In 1994 and 1995, the Cyclone was distributed to Xerox and its resellers through a third party distributor. In April 1996, the Company and Xerox entered into a distribution agreement pursuant to which Xerox's domestic branch sales offices and resellers can purchase the Cyclone directly through Xerox's order administration system. This distribution agreement does not require minimum purchase commitments and is less comprehensive in scope than Xerox's OEM arrangements with certain of the Company's competitors. To date the Company has not experienced significant growth in domestic Cyclone sales to Xerox as a result of this agreement, and there can be no assurance that domestic Cyclone sales to Xerox will not decline in future periods.

  The Company is nearing completion of the development with Xerox of the NS Plus 3.0, which is designed to support the Xerox DocuTech 135 and DocuColor
40. This product will be marketed exclusively by Xerox, and the Company will have very little influence concerning the manner and timing of the introduction of the product, its marketing or any other aspect of product strategy. The Company's agreement with Xerox precludes the Company from developing a competing network print server to support any other cutsheet black and white copier or printer with a rated speed of 70 pages per minute or more for a specified time period. The Company is therefore disabled for a limited time from developing or introducing products which address a significant part of the production publishing market. In the event the product fails to achieve market acceptance, such failure would have a material adverse effect upon the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Network Print Server Products" and "-- Distribution, Sales and Marketing."

  DEPENDENCE ON MANUFACTURERS OF COLOR COPIERS, LARGE FORMAT PRINTERS AND OTHER OUTPUT DEVICES. The Company's network print server products provide connectivity to digital color copiers, large format printers and certain other digital document products. As a result, sales of the Company's products have been and will continue to be heavily influenced by the demand for and market acceptance of the color output devices and other digital document products with which the Company's products operate. For the past three years, the Company has derived a substantial majority of its net revenues from the sale of the Cyclone systems designed for use with certain Canon, Xerox and RICOH Corporation ("RICOH") digital color copiers. There are only a limited number of manufacturers of digital color copiers and large format printers, and there can be no assurance that the Company will succeed in developing new products compatible with products developed by other manufacturers, or that it will be able to retain or enter into favorable relationships with other manufacturers. In addition, if those manufacturers introduce or support products that compete with the Company's products, sales of the Company's products with such copiers or other digital document products could substantially decline.

  The Company currently relies heavily on technical information from Xerox in order to assist the Company in the development of network print servers with connectivity to Xerox's digital color copiers and production publishing systems. There can be no assurance that this level of technical information will continue to be available to the Company. To date, the Company has not generally received similar technical information from other manufacturers. Accordingly, the Company must independently design connectivity solutions for those devices. Copier manufacturers could also introduce new copiers which are not compatible with the Company's products. There can be no assurance that the Company will be able to modify its products successfully to accommodate any new products on a timely basis, if at all. See "Business--Distribution, Sales and Marketing" and "--Manufacturing, Suppliers and Licensors."

  RELIANCE ON THIRD PARTY DISTRIBUTION CHANNELS. The Company generally sells its products indirectly through branch sales offices or subsidiaries of color copier manufacturers, office equipment distributors and other independent distributors and dealers. The Company's net revenues derived from sales to Xerox and its affiliated entities, IKON and Canon accounted for approximately 33.9%, 23.0% and 12.2%, respectively, of the Company's net revenues for the year ended December 31, 1996. The Company relies heavily upon its relationships with these and other distributors, and the Company intends to continue to invest significant resources to develop these relationships. These expenditures could adversely affect operating margins unless the Company is able to achieve commensurate growth in sales through these indirect channels of distribution. Unlike certain of the Company's competitors who have entered into OEM relationships with copier manufacturers, the Company's relationships with its distributors typically do not include minimum purchase requirements and are generally cancelable by either party with only minimal notice requirements and no termination penalties. Not all of such relationships are evidenced by written contracts. See "Business--Distribution, Sales and Marketing" and "--Competition."

  COMPETITION. The markets for the Company's products are relatively new and evolving, and are characterized by intense competition and rapid technological change. The Company primarily competes with several manufacturers of color print servers, including Electronics for Imaging, Inc. ("EFI") and Splash Technology Holdings, Inc. ("Splash"), as well as manufacturers of digital color copiers and color laser printers. These competitors are expected to expand the functionality and performance of their products which may render such technologies more competitive than the Company's products. Xerox and Canon have entered into OEM arrangements with certain of the Company's competitors which have made it more difficult for the Company to market its products through such manufacturers' branches and dealers. The Company believes the principal competitive factors in its markets are product features, functionality, performance and price as well as strategic relationships with key partners in existing distribution channels. The Company believes that the ability to incorporate platforms manufactured by various workstation manufacturers and adapt to the Windows NT operating system may also be an important competitive factor in the future.

  The Company also competes with manufacturers of digital color copiers who incorporate color server features into their copiers, and manufacturers of color laser printers that offer increasing speed and color server capability. Recent advancements in color laser printers manufactured by Hewlett-Packard, Tektronix and others offer increasing speed and color capabilities, and a broad range of color calibration and color management software, components and systems. As component prices decrease and the processing power and other functionality of copiers and laser printers increases, manufacturers of such output devices will continue to add color server functionality to their systems which could reduce the market for the Company's existing products. Certain competitors have developed embedded color printer controllers that reside inside the copier or printer. To the extent copier manufacturers incorporate color server technology with their copiers as an integrated color solution, the Company's ability to sell its products through such manufacturers will likely be materially and adversely affected.

  The Company also competes indirectly with companies engaged in the electronic prepress market which offer color separation software, color editors and page layout software. While this software is typically complementary to the Company's products, it may also become increasingly competitive to the extent that providers of such software extend the functionality of their products in future releases. Many of the Company's competitors have significantly greater financial, technical, manufacturing, marketing and other resources than the Company, and there can be no assurance that the Company will be able to compete successfully with these companies. See "Business--Competition."

  DEPENDENCE ON SILICON GRAPHICS, INC.; CHANGES IN WORKSTATION PLATFORMS. The Cyclone currently operates on the Indy workstation manufactured by a single supplier, SGI. The Company operates under an agreement with SGI, pursuant to which SGI granted the Company a nonexclusive license to incorporate the Company's software and components into the Indy workstation and certain successor products. This agreement expires in February 1998 and may be renewed for subsequent one year terms upon the mutual prior written agreement of the Company and SGI. There can be no assurance that the Company's agreement with SGI will be renewed or extended on favorable terms, if at all. SGI recently introduced a new workstation, the O/2/, which the Company anticipates will replace the Indy workstation in mid 1997. The O/2/ does not currently accommodate two internal interface boards and, accordingly, the Company may not be able to provide dual copier support on this platform, which could adversely affect the marketability of the Cyclone. While the Company is currently developing interface boards and making revisions to its Cyclone software to adapt to the O/2/ and is investigating alternative methods to continue to provide dual copier support, such development is only partially completed. There can be no assurance that such development will be fully completed on a timely basis, if at all, or that the Company will be able to continue to provide dual copier support, or that the new line of SGI workstations will achieve market acceptance. Sales of the Indy based Cyclone may decline pending the introduction of the new workstation. If SGI were to discontinue production of the Indy before the Company is able to adapt to the new platform, or if SGI were unable to provide or otherwise ceases to provide an acceptable level of end user customer support for the Indy workstation, the Company's business, financial condition and results of operations would be materially and adversely affected. The Company is also evaluating other workstation platforms for its products, but there can be no assurance that such development efforts will be successful in a timely manner, if at all, or that network print servers utilizing alternative workstations from other manufacturers will be accepted in the market. See "Business--Manufacturing, Suppliers and Licensors."

  RAPID TECHNOLOGICAL CHANGE. The Company believes its future success will depend upon its ability, in a timely manner, to develop and introduce new products and product enhancements which incorporate evolving technologies and emerging industry standards. The on demand color printing and production publishing markets are characterized by rapid and ongoing technological changes and advancements, frequent new product introductions, evolving end user requirements and significant price competition, resulting in short product life cycles and reductions in unit selling prices over the life of a specific product. As a result, the Company must take advantage of technological advancements in digital document products and continue to develop innovative products that provide increasingly higher levels of performance and reliability and achieve cost reductions for its existing products. Such advancements may render obsolete all or some of the Company's existing product inventories. There can be no assurance that the Company will be successful in developing and marketing new products or enhancements to the Company's existing products, in a timely manner, if at all, or that its products will adequately address the changing needs of the market. Furthermore, output device manufacturers may introduce new products which are not compatible with the Company's products. In addition, the introduction or market expectation of new products based on new or enhanced technologies, the emergence of new industry standards or operating systems or significant price reductions in competitors' products could adversely affect the Company's results of operations. The Company is expanding its product line to include a network print server for the production publishing market, the NS Plus 3.0, which will support the Xerox DocuTech 135 and DocuColor 40, and which the Company expects Xerox will commence marketing in mid 1997. There can be no assurance that this product will be introduced on a timely basis, if at all, or that it will be able to achieve any degree of market acceptance. See "--Dependence on Silicon Graphics, Inc.; Changes in Workstation Platforms" and "Business--Business Strategy" and "--Research and Development."

  DEPENDENCE ON ADOBE SYSTEMS INCORPORATED. The Company's products utilize the Adobe Configurable PostScript Interpreter ("PostScript"). PostScript interprets page description (text, graphics and images) and generates raster image output. The Company's nonexclusive license agreement with Adobe expires in November 1997 and is subject to renewal upon mutual consent. Pursuant to this agreement, the Company pays royalties to Adobe for each copy of PostScript incorporated in the Cyclone, which royalties constitute a significant portion of the cost of the Cyclone. The Company participates in Adobe's quality assurance program which requires Adobe's approval each time the Company develops a new product that includes PostScript, or incorporates a new version of PostScript into its products (such as Adobe's Level 3 PostScript which is scheduled to be released in 1997), or if the Company significantly changes an existing product that incorporates PostScript. Any delay in the release of future versions of PostScript or any material defects in such software could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company to date has been able to obtain licenses for PostScript as requested, there can be no assurance that the Company will be able to extend or renew this license or obtain new licenses for future versions of PostScript, on favorable terms, in a timely manner, if at all. If the Adobe license agreement is terminated for any reason or if the Company's relationship with Adobe is impaired, the Company could be required to adopt an alternative software which would require the expenditure of significant resources and time. Although the Company believes it would be able to incorporate similar software from another supplier, such incorporation could disrupt sales and deliveries and may reduce the marketability and functionality of the Company's products. See "Business-- Manufacturing, Suppliers and Licensors" and "--Competition."

  INTEGRATION OF RECENT ACQUISITION; MANAGEMENT OF RECENT GROWTH. The Company completed its acquisition of its European distributor, CDS, in December 1996. The acquisition was accounted for as a pooling of interests and, accordingly, the consolidated financial position and results of operations of the Company have been restated to include the results of CDS for all periods presented. Although CDS has distributed the Company's products since 1993, the Company has had only limited experience operating as a combined entity. Management faces a number of issues in connection with the operation of the combined entity, including the integration of each company's information systems, sales and marketing efforts and employees, including executive officers of CDS who have become executive officers and directors of the Company. Prior to the acquisition, the Company did not operate on a large scale outside the United States or Canada. The acquisition of CDS requires the integration of CDS' international operations which entails the merger of geographically disparate operations in different regulatory environments, cultures and time zones. There can be no assurance that additional revenues will be generated or that operating efficiencies will be achieved as a result of this acquisition. See "--International Business" and Note 2 of Notes to Consolidated Financial Statements.

  The CDS acquisition, as well as the Company's recent growth in net revenues, has placed, and is expected to continue to place, a significant strain on the Company's management and its administrative, sales and marketing, financial, information systems and operational resources. The Company's future operating results will depend on its ability to broaden the Company's senior management group, to attract, hire and retain skilled employees and to continue to improve the Company's operational and financial control systems. During 1996, the size of the Company's staff increased from 47 to 112 employees, primarily resulting from the acquisition of CDS and, to a lesser extent, the hiring of additional research and development personnel. The Company intends to add additional personnel in 1997 to expand its sales and marketing capabilities. The Company believes its success will depend, in part, on its ability to integrate these and additional employees into the Company. The Company's inability to manage growth effectively and efficiently could have a material adverse effect on the

Company's business, financial condition and results of operations. In addition, during 1997, the Company plans to relocate its corporate headquarters and manufacturing facilities to expanded facilities in Orange County, California. This relocation could have a disruptive effect upon the Company's operations, and the Company's inability to manage the relocation effectively and efficiently would have a material adverse affect on the Company's results of operations for that period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Facilities."

  DEPENDENCE ON SOLE SOURCE SUPPLIERS. The Company is dependent upon sole suppliers for its workstations, interface boards, DRAMs and densitometers. While the Company has only experienced infrequent and insignificant shortages of such components to date, future shortages may limit the Company's ability to produce and ship its products in a timely manner and could have an adverse effect on the Company's results of operations. Because the purchase of certain key components involves long lead times, in the event of unanticipated increases in demand for the Company's products, the Company could be unable to manufacture products in sufficient quantity to meet end user demand.

  All of the Company's interface boards are manufactured by Concept Development, Inc. ("CDI"). Although the Company believes that the boards could be manufactured by a number of alternative suppliers, a disruption in the supply of the boards could have an adverse effect on the Company's ability to fulfill orders on a short term basis. The Company's domestic and European operations each purchase DRAMs from a single supplier. Although other sources are readily available, a change in the Company's DRAM suppliers could cause delays in the Company's ability to obtain these components, which could limit production of the Company's products. Such delays could be exacerbated in times of memory shortages. Any inability to obtain adequate deliveries of any of the components used in the Company's products, including workstations, DRAMs, interface boards and densitometers, could damage relationships with current and prospective customers and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing, Suppliers and Licensors."

  INTERNATIONAL BUSINESS. The Company's international sales, which include sales to Asia, Australia, Canada and Europe, accounted for approximately 28.2%, 36.4% and 44.4%, respectively, of the Company's net revenues for the years ended December 31, 1994, 1995 and 1996. International sales are subject to certain significant risks, including currency fluctuations, barriers to trade, the imposition of governmental controls, compliance with a variety of foreign and United States export laws, political and economic instability, trade restrictions, changes in tariffs and taxes, longer payment cycles, greater difficulty of administering business and general economic conditions. In 1995, CDS incurred exchange losses of $417,000 on foreign exchange contracts used as a hedge against its commitment to purchase components in U.S. dollars. While CDS experienced gains on such contracts in 1996, future losses are possible and are not completely within the Company's control. CDS' European sales are denominated in Dutch guilders and other European currencies, which may result in foreign currency translation adjustments in the Company's consolidated financial statements. In addition, the laws of certain foreign countries may not protect the Company's intellectual property to the same extent as the laws of the United States. The Company's inability to manage its operations in foreign countries effectively could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Distribution, Sales and Marketing."

  RISK OF PRODUCT DEFECTS. The Company's products consist of hardware and software developed by the Company and others. The Company's products may contain undetected hardware or software defects when first introduced or when new versions are released, and the Company has in the past discovered such defects in certain of its new products after their introduction. Although the Company has not experienced any material adverse effects resulting from any defects to date, there can be no assurance that defects would not be found in new versions of the Company's products after commencement of commercial shipments, or that any such defects would not result in a loss of or delay in market acceptance which could cause a material adverse effect on the Company's business, financial condition and results of operations. In addition, defects in the Company's products (including defects in licensed third party software) detected prior to the Company's release of new products could result in a delay in or the cancellation of the introduction of such new products causing the Company to incur significant additional expenses.

  The Company generally extends to its customers a warranty that corresponds to the warranty provided to the Company by its suppliers. The failure of a supplier to meet its warranty obligations may require the Company to assume such warranty obligations, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Customer Service and Support" and --Manufacturing, Suppliers and Licensors."

  DEPENDENCE ON KEY PERSONNEL. The Company's success depends on the continued service of key management, sales and technical personnel, and on its continuing ability to attract and retain qualified personnel. The Company also relies heavily on its software development group which consists of 14 persons, including Cameron C. Altenhof-Long. The competition for such personnel is intense, particularly in the computer industry, and there is no assurance that the Company will be able to retain its key personnel or attract other highly qualified personnel in the future. The Company has not entered into employment agreements with any of its executive officers, except with Messrs. Barry Broere and Kees Mulder. The Company maintains key person life insurance in the amount of $3.0 million and $500,000 on the lives of Messrs. Worth T. Probst and Cameron C. Altenhof-Long, respectively, and accidental death coverage in the amount of NLG 2,000,000 on the lives of each of Messrs. Broere and Mulder and NLG 1,000,000 on the life of Mr. Paul de Roij. See "Management."

  INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. The Company relies heavily on proprietary technology which it protects primarily through copyright, trademark and trade secret laws, exclusive licensing arrangements, employee nondisclosure agreements and other security measures. Due to rapid advancements in color printing and image processing technology and in order to avoid disclosure of the Company's software and components, the Company has decided to rely on these protections instead of pursuing patents. Despite these precautions, there can be no assurance that the Company will be successful in protecting its proprietary technology, or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. Intellectual property rights have been the subject of substantial litigation in the computer software and hardware industry. Although no known infringement claims or lawsuits are currently pending against the Company, there can be no assurance that infringement claims by third parties, or claims for indemnification resulting from infringement claims, will not be asserted in the future. All claims, regardless of merit, could be time consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. Litigation may be necessary in the future to protect the Company's intellectual property owned by or licensed to the Company, to defend the Company against infringement claims or to determine the scope and validity of the proprietary rights of others. Litigation to determine the validity of any claims could result in significant expense to the Company and could divert the efforts of the Company's management and technical personnel from productive tasks, which by itself could have a material adverse effect on the Company's business. In addition, the Company may lack sufficient resources to initiate a meritorious claim. In the event of an adverse ruling in any litigation regarding intellectual property, the Company may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop noninfringing technology or obtain licenses to infringing or substituted technology. The failure of the Company to develop or license, if required, a substitute technology on acceptable terms could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property and Proprietary Rights."

  PENETRATION OF ASIAN MARKETs. The Company believes that the increased penetration of Asian markets, particularly Japan, will be important to the Company's future financial performance. Asian markets represent a significant portion of the color copier market and traditionally have been difficult to penetrate for companies without a local presence. Although the Company currently uses independent distributors to market and sell the Company's products in Asia, sales in these geographic markets have been insignificant to date. While the Company intends to open an office in Japan in 1997, which will result in increased sales and marketing expenses, there can be no assurance that such office will result in increased market penetration or lead to the successful marketing of the Company's products in Asia. See "Business-- Business Strategy" and "--Distribution, Sales and Marketing."

  BROAD DISCRETION OVER USE OF PROCEEDS. The Company has not allocated a significant portion of the net proceeds of this Offering for any particular purpose. Accordingly, management will have broad discretion in allocating the net proceeds, and stockholder approval may not be required for such allocations. These unallocated proceeds may be used for, among other things, the acquisition of businesses or product lines which have not yet been identified. The Company's stockholders may not have an opportunity to review or vote upon the terms of these acquisitions. See "Use of Proceeds."

  CONTROL BY EXISTING STOCKHOLDERS. Following this Offering, the Company's
existing stockholders will beneficially own approximately      % of the
outstanding shares of Common Stock (approximately    % if the Underwriters'
over-allotment options are exercised in full). As a result, such persons will have the ability to elect the Company's directors and to determine the outcome of corporate actions requiring stockholder approval, regardless of how other stockholders of the Company may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Stockholders."

  SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this Offering, the
Company will have a total of            shares of Common Stock outstanding
(           shares if the Underwriters' over-allotment options are exercised in full), of which 3,014,118 shares will be restricted securities within the meaning of Rule 144 under the Securities Act of 1933. The Company and all its officers and directors and the Selling Stockholders have agreed with the Underwriters that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) any shares of Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire any shares of Common Stock or other capital stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters (the "180 Day Lockup"). Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares of Common Stock subject to such agreement. Subject to Rule 144 and Rule
701,            shares not subject to the 180 Day Lockup will become eligible for sale in the public market 90 days after the effective date of this
Prospectus. The remaining            shares of Common Stock are subject to the
180 Day Lockup. Upon the expiration of the 180 Day Lockup, these shares (plus shares issuable upon exercise of then vested outstanding options) will become eligible for sale subject to the restrictions and volume limitations of Rule 144. Sales of substantial amounts of such shares in the public market or the availability of such shares for future sale could adversely affect the market price of the Common Stock and adversely affect the Company's ability to raise additional capital through an offering of its equity securities. See "Shares Eligible for Future Sale" and "Underwriting."

  POTENTIAL ANTI-TAKEOVER EFFECTS OF PREFERRED STOCK. The Board of Directors has authority to issue up to 1,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, the Company is subject to the antitakeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock."

  NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this Offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active market will develop or be sustained after this Offering, or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the Representatives of the Underwriters, and may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements of technical innovations or new products by the Company or its competitors, general conditions in the high technology industry and other events or factors. In addition, the securities of many technology companies have experienced extreme price and volume fluctuations, which have often been unrelated to the operating performance of such companies. These conditions may adversely affect the market price of the Common Stock.

  IMMEDIATE AND SUBSTANTIAL DILUTION. The initial public offering price of the Common Stock is substantially higher than the net tangible book value per share of the Common Stock. Investors participating in this Offering will therefore incur an immediate and substantial book value dilution and may incur additional dilution upon the exercise of outstanding stock options. See "Dilution."

                                  THE COMPANY

  The Company was incorporated in California in 1987, commenced operations in 1990 and will be reincorporated in Delaware in March 1997. All references to the "Company" contained herein include COLORBUS, Inc., CDS International B.V., Colorbus Europe Holdings, Inc., Colorbus Foreign Holdings, Inc., Colorbus International B.V., Colorbus France SARL, Colorbus Nederland B.V., Colorbus UK Ltd., Color & Document Systems Bolderheij GmbH, Color Services B.V., Imagix International GmbH (Austria) and Imagix International GmbH (Germany). The Company's principal executive offices are located at 18261 McDurmott West, Irvine, California, 92614 and its telephone number is (714) 852-1850.

  COLORBUS, COLORBUS Cyclone Color Imaging System(R), Cyclone, Opticolor and Storm Front are trademarks of the Company. This Prospectus also includes trademarks and trade names of companies other than the Company.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock
offered by the Company hereby are estimated to be $          , assuming an
initial public offering price of $      per share after deducting underwriting
discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

  The Company intends to use a portion of the net proceeds from this Offering to repay all outstanding borrowings including the Company's bank term loan (approximately $563,000 was outstanding as of December 31, 1996), the proceeds of which were used to purchase certain equipment. This loan accrues interest at the bank's prime rate plus one half percent (8.75% as of December 31, 1996) and is payable in monthly installments through June 1998. The Company also intends to repay any amounts outstanding under its working capital bank lines of credit in the United States and the Netherlands, which lines of credit had no outstanding balances as of December 31, 1996. The balance of the net proceeds will be used for general corporate and working capital purposes, including the addition of sales and marketing personnel, increased research and development, expansion of international sales and marketing activities and promotion of recently introduced products. Pending such uses, the Company intends to invest the net proceeds of this Offering in short term, investment grade, interest-bearing instruments, including government obligations and money market instruments.

  The Company may also use a portion of the net proceeds to fund potential acquisitions of related technologies and businesses. The Company currently does not have any agreements, commitments, arrangements or understandings with respect to any such acquisition. The Company anticipates that the net proceeds of this Offering, together with cash from operations and available credit under the Company's bank lines of credit, will provide sufficient funds for the Company's operations for at least the next twelve months.


                                DIVIDEND POLICY

  The Company has never declared or paid dividends on its Common Stock and currently intends to retain all future earnings for use in the Company's business. Accordingly, the Company does not anticipate declaring or paying dividends on the Common Stock in the foreseeable future. Any future determination relating to the Company's dividend policy will be made at the discretion of the Board of Directors subject to the approval of the Company's principal lenders. Such decisions will depend upon a number of factors, including the future earnings, capital requirements, financial condition and future prospects of the Company, the principal lenders' approval for the payment of any dividends and such other factors as the Board of Directors may deem relevant.

                                CAPITALIZATION

  The following table sets forth the actual capitalization of the Company as of December 31, 1996, and as adjusted to give effect to the sale of shares of Common Stock by the Company in this Offering (after deducting underwriting discounts and commissions and estimated offering expenses) and the application of the net proceeds therefrom:

                                                            DECEMBER 31, 1996
                                                            -------------------
                                                            ACTUAL  AS ADJUSTED
                                                            ------  -----------
                                                              (IN THOUSANDS)
Long term obligations, excluding current portion........... $  378    $
Stockholders' equity:
  Preferred Stock, $.0001 par value, 1,000,000 shares
   authorized; no shares issued and outstanding............    --        --
  Common Stock, $.0001 par value, 50,000,000 shares
   authorized; 3,014,118 shares issued and outstanding; and
               shares issued and outstanding, as
   adjusted(1).............................................  1,942
  Retained earnings........................................  2,059
  Cumulative translation adjustment........................    (70)
                                                            ------    ------
    Total stockholders' equity.............................  3,931
                                                            ------    ------
      Total capitalization................................. $4,309    $
                                                            ======    ======

--------
(1) Excludes 113,878 shares of Common Stock issuable upon exercise of stock options outstanding as of February 15, 1997 at a weighted average price of $10.43 per share. See "Management--Other Stock Options."

                                   DILUTION

  Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in the net tangible book value of the Common Stock from the assumed initial public offering price. The net tangible book value of the Company as of December 31, 1996 was $3,931,000, or $1.30 per share. "Net tangible book value per share" is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the total number of shares of Common Stock outstanding as of December 31, 1996.
After giving effect to the sale by the Company of the         shares of Common
Stock offered hereby at an assumed initial public offering price of $      per
share (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) and the application of the estimated net proceeds therefrom, the Company's adjusted net tangible book value as of
December 31, 1996 would have been $          , or $     per share of Common
Stock. This represents an immediate increase in net tangible book value of
$     per share to existing stockholders and an immediate dilution of $
per share to new investors purchasing shares in this Offering. The following table illustrates this per share dilution:

   Assumed initial public offering price..........................       $
     Net tangible book value before the Offering.................. $1.30
     Increase attributable to new investors.......................
                                                                   -----
   Adjusted net tangible book value after the Offering............
                                                                         ------
   Dilution in net tangible book value to new investors...........       $
                                                                         ======

  The following table summarizes on a pro forma basis, as of December 31, 1996, the relative investments of all existing stockholders and new investors, giving pro forma effect to the sale of the shares offered by the Company
hereby (at an assumed initial public offering price of $   per share) to new
investors in this Offering.

                                            SHARES         TOTAL
                                          PURCHASED    CONSIDERATION   AVERAGE
                                        -------------- --------------   PRICE
                                        NUMBER PERCENT AMOUNT PERCENT PER SHARE
                                        ------ ------- ------ ------- ---------
   Existing stockholders(1)(2).........              % $            %  $
   New investors.......................
                                         ---    -----  ------  -----
     Total.............................         100.0% $       100.0%
                                         ===    =====  ======  =====

--------
(1) Excludes 113,878 shares of Common Stock issuable at a weighted average exercise price of $10.43 per share, upon exercise of options outstanding as of February 15 , 1997. See "Management--Other Stock Options."
(2) Sales by the Selling Stockholders in this Offering will cause the number of shares held by existing stockholders to be reduced to
    shares, or approximately   % of the total number of shares to be
    outstanding after this Offering. If the Underwriters' over-allotment options are exercised in full, the number of shares held by existing
    stockholders will be further reduced to       shares, or approximately
       % of the total number of shares to be outstanding after this Offering. See "Principal and Selling Stockholders."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following consolidated statement of operations data for each of the three fiscal years ended December 31, 1994, 1995 and 1996, and the consolidated balance sheet data as of December 31, 1995 and 1996, have been derived from, and are qualified by reference to, the consolidated financial statements of the Company audited by KPMG Peat Marwick LLP, independent certified public accountants, which are included elsewhere in this Prospectus. The consolidated statements of operations data for the years ended December 31, 1992 and 1993 and the consolidated balance sheet data at December 31, 1992, 1993 and 1994 have been derived from the Company's unaudited consolidated financial statements not included herein. The Company acquired CDS in December 1996 in a business combination accounted for as a pooling of interests and, accordingly, the consolidated financial position and results of operations of the Company have been restated to include the results of CDS for all periods presented. The following information should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                               YEAR ENDED DECEMBER 31,
                                        ---------------------------------------
                                         1992    1993    1994    1995    1996
                                        ------  ------  ------- ------- -------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
DATA:
Net revenues........................... $2,129  $7,891  $26,959 $37,220 $42,264
Cost of revenues.......................  1,123   5,230   17,194  22,320  23,692
                                        ------  ------  ------- ------- -------
Gross profit...........................  1,006   2,661    9,765  14,900  18,572
Operating expenses:
  Research and development.............    204     379      894   1,495   2,006
  Sales and marketing..................    614   1,546    5,298   9,731  11,907
  General and administrative...........    239     616    1,861   2,412   2,918
  Other costs and expenses.............    --      --       --      181     397
                                        ------  ------  ------- ------- -------
Total operating expenses...............  1,057   2,541    8,053  13,819  17,228
                                        ------  ------  ------- ------- -------
Operating income (loss)................    (51)    120    1,712   1,081   1,344
Interest expense, net..................      3      28      121     257     336
                                        ------  ------  ------- ------- -------
Income (loss) before income taxes......    (54)     92    1,591     824   1,008
Provision (benefit) for income taxes...     66     (31)     628     287     380
                                        ------  ------  ------- ------- -------
Net income (loss)...................... $ (120) $  123  $   963 $   537 $   628
                                        ======  ======  ======= ======= =======
Net income (loss) per share............ $       $       $       $       $
                                        ======  ======  ======= ======= =======
Weighted average common and common
 equivalent shares.....................
                                        ======  ======  ======= ======= =======
                                                    DECEMBER 31,
                                        ---------------------------------------
                                         1992    1993    1994    1995    1996
                                        ------  ------  ------- ------- -------
                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficiency)........... $  (82) $  693  $ 2,062 $ 1,803 $ 2,461
Total assets...........................  1,762   4,294   10,326  13,556  12,879
Long term obligations, excluding
 current portion.......................     37     108      882   1,139     378
Stockholders' equity...................     41     907    1,953   2,657   3,931

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company commenced operations in 1990 as a developer of software products to provide digital connectivity for color output devices. The Company's revenues from inception through the first quarter of 1993 consisted primarily of sales of connectivity software for Canon color copiers. The first version of the Company's principal product, the Cyclone, which provided connectivity to Canon color copiers only and operated on SGI's Indigo workstation, began shipping domestically in 1993. The Company introduced the Cyclone with connectivity to Xerox color copiers in 1994 and RICOH color copiers in 1995. Also in 1995, the Company introduced Cyclone software to provide connectivity to large format color printers from ENCAD, Hewlett-Packard and Xerox. In 1996, the Company introduced version 2.0 of its Cyclone software which includes improved functionality through the introduction of several new features.

  Substantially all of the Company's revenues to date are attributable to sales of the Cyclone and related products. While the Company's strategy is to expand into other network digital document products such as the NS Plus 3.0, the Company anticipates that sales of current or future versions of the Cyclone or similar color print server products will continue to represent the majority of the Company's revenues for the foreseeable future. The suggested list price of the Cyclone ranges from approximately $25,000 to $55,000 depending on configuration. The Company offers optional hardware and software upgrades and accessories, and extended hardware and software support contracts.

  In December 1996, the Company issued 1,054,943 shares of its Common Stock in exchange for all the issued and outstanding capital stock of CDS, its exclusive distribution and marketing agent in Europe, in a business combination accounted for as a pooling of interests. Net revenues of CDS were $8.8 million, $14.2 million and $19.1 million, respectively, during the years ended December 31, 1994, 1995 and 1996. CDS was formed in 1992 as a distributor of analog color copiers and related products and services, and became the exclusive distributor for the Cyclone in Europe in January 1994. During the period from its inception through 1995, CDS also distributed other desktop publishing equipment; during 1996, however, CDS concentrated its efforts almost exclusively on sales of the Cyclone and related products and services. CDS' intent is to continue devoting its efforts to sales of the Cyclone and future products developed by the Company. The functional currency of CDS is the Dutch guilder, and the functional currency of each CDS subsidiary is its local currency. The Company's results of operations in future periods will therefore be affected by fluctuations in the exchange rate of Dutch guilders and other European currencies to U.S. dollars. See Notes 1 and 2 of Notes to Consolidated Financial Statements.

  The Company generally sells the Cyclone and related products in the United States and Canada indirectly through branch sales offices or subsidiaries of color copier manufacturers (Canon, Ricoh and Xerox), office equipment distributors (including IKON and Danka) and other independent distributors and dealers. CDS distributes the Cyclone and related products in Europe primarily to Rank Xerox branch sales offices, as well as to Canon branch sales offices in Germany and IKON in France and the United Kingdom. CDS maintains sales and service offices in Austria, France, Germany, the Netherlands and the United Kingdom, supporting sales and service throughout Western Europe. The Company's internal sales force in the United States, Canada and Europe assists its distributors in the demonstration, order and delivery of the Cyclone to their customers.

  The Company also distributes its products in Australia and Asia through four independent distributors who obtain the Cyclone software license, interface boards and Adobe software license from the Company, and then assemble the Cyclone utilizing workstations and other component hardware purchased locally. Net revenues to such distributors were $470,000, $1.1 million and $1.9 million for the years ended December 31, 1994, 1995 and 1996, respectively. See "Business--Distribution, Sales and Marketing." Total international revenues for the years ended December 31, 1994, 1995 and 1996 were $7.6 million, $13.5 million and $18.8 million, respectively, which included net revenues from Australia, Asia and Canada as well as revenues from the Company's European operations.

  The Company recognizes revenue upon shipment, except with respect to sales of the Cyclone to Xerox in the United States where revenue is recorded upon installation of the system at the end user site. The Company complies with Statement of Financial Accounting Standards No. 86 which provides for the capitalization of certain software development costs once technological feasibility is established. The Company has not capitalized any software development costs to date as the amounts have been immaterial.

RESULTS OF OPERATIONS

  The following table sets forth, as a percentage of net revenues, results of operations data for each of the years in the three year period ended December 31, 1996.

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1994     1995     1996
                                                      -------  -------  -------
  Net revenues.......................................   100.0%   100.0%   100.0%
  Cost of revenues...................................    63.8     60.0     56.1
                                                      -------  -------  -------
  Gross margin.......................................    36.2     40.0     43.9
  Operating expenses:
    Research and development.........................     3.3      4.0      4.7
    Sales and marketing..............................    19.6     26.1     28.2
    General and administrative.......................     6.9      6.5      6.9
    Other costs and expenses.........................      --      0.5      0.9
                                                      -------  -------  -------
  Total operating expenses...........................    29.8     37.1     40.7
                                                      -------  -------  -------
  Operating income...................................     6.4      2.9      3.2
  Interest expense, net..............................     0.5      0.7      0.8
                                                      -------  -------  -------
  Income before income taxes.........................     5.9      2.2      2.4
  Provision for income taxes.........................     2.3      0.8      0.9
                                                      -------  -------  -------
  Net income.........................................     3.6%     1.4%     1.5%
                                                      =======  =======  =======

YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

  Net Revenues. Net revenues for the years ended December 31, 1994, 1995 and 1996 were $27.0 million, $37.2 million and $42.3 million, respectively, representing increases of 38.1% from 1994 to 1995 and 13.6% from 1995 to 1996. The increase in net revenues from 1994 to 1995 was attributable to higher unit sales of the Cyclone and related products in both the Company's North American and European operations, offset in part by reductions in the average selling price of the Cyclone. North American sales consist of sales generated by the Company's North American operations, including export sales to Asia, Australia and Canada. The increase in net revenues from 1995 to 1996 is primarily attributable to higher Cyclone unit sales in Europe, offset in part by lower average selling prices and declines in sales to Kinko's, Inc. in North America. Sales of the Cyclone in the United States declined slightly from 1994 to 1995 and in 1996 from 1995 which the Company believes was attributable to a series of changes in the method of distribution of the Cyclone by Xerox branch sales offices and by the introduction in the second quarter of 1995 of the ColorPASS, Canon's branded color print server manufactured by EFI. Gains in European unit sales in each of 1994, 1995 and 1996 resulted from increasing sales to Rank Xerox in Europe as the Company began marketing the Cyclone in additional European markets. In addition, European unit sales in the fourth quarter of 1996 were favorably affected by the European introduction of Cyclone connectivity for the Xerox DocuColor 40. The Company anticipates that its net revenues will continue to be affected by its ability to develop new products, maintain and expand its current distribution channels, and by various competitive factors, including advancements in technology and changes in pricing within the industry. Since price erosion over the life of a product is typical for products in the computer and related industries, further reductions in the unit sales price of the Cyclone may be necessary in the future.

  Gross Margin. Cost of revenues typically includes the cost of the workstation, DRAMs and other hardware components, software license fees (primarily the PostScript license), and labor and overhead costs associated with the assembly, testing and shipment of the completed Cyclone system. Cost of revenues for 1994, 1995 and 1996 was $17.2 million, $22.3 million and $23.7 million, respectively. Gross margin for 1994, 1995 and 1996 was 36.2%, 40.0% and 43.9%, respectively. The increase in gross margin from 1994 to 1995 and 1995 to 1996 was primarily a result of declining costs for hardware components, particularly DRAM memory components which have historically represented a significant portion of the costs of the Cyclone and due to a larger proportion of sales in Europe where the mix of Cyclone configurations sold generally resulted in higher margins. Increases in the price of DRAMs, which have fluctuated significantly in recent years, or other hardware components could adversely affect the Company's financial condition and results of operations. In addition, in 1994 and 1995, CDS incurred exchange losses of $54,000 and $417,000, respectively, on foreign exchange contracts utilized by CDS as a hedge against its commitment to purchase Cyclone components in U.S. dollars. In 1996, CDS experienced exchange gains of $155,000 on such contracts. The Company has hedge contracts in place for the first quarter of 1997, but has not extended its hedging activity beyond that date, although the Company may continue to do so in the future. Accordingly, the Company's results of operations could be materially and adversely affected by a strengthening of the U.S. dollar against the Dutch guilder.

  Research and Development. Research and development expenses consist primarily of the compensation and related expenses of the Company's software development efforts and the costs associated with third party design and development of the Company's interface boards. Research and development expenses for 1994, 1995 and 1996 were $894,000, $1.5 million and $2.0 million, respectively, or 3.3%, 4.0% and 4.7%, respectively, of net revenues. Research and development expenses increased 67.2% from 1994 to 1995 and 34.2% from 1995 to 1996. The increase in these expenses in 1995 was primarily attributable to increased staffing and outside engineering fees required to extend Cyclone connectivity to RICOH color copiers and large format color printers as well as higher depreciation costs associated with additional purchased research and development equipment. The increased research and development expenses in 1996 were primarily due to increased outside engineering fees to provide connectivity for the DocuColor 40 as well as costs associated with development of the NS Plus 3.0. The Company believes that its research and development activities are critical to the Company's success and its ability to further expand its product line and develop new sources of revenues. The Company therefore believes that research and development expenses will increase as a percentage of revenues in future periods.

  Sales and Marketing. Sales and marketing expenses consist primarily of compensation and related expenses for the Company's direct sales, marketing and technical support personnel, as well as expenses associated with promotional activities, trade shows and dealer incentives. Sales and marketing expenses for 1994, 1995 and 1996 were $5.3 million, $9.7 million and $11.9 million, respectively, or 19.6%, 26.1% and 28.2%, respectively, of net revenues. Sales and marketing expenses increased 83.7% from 1994 to 1995 and 22.4% from 1995 to 1996. The increases from 1994 to 1996 were due primarily to increases in the number and compensation of sales and technical support personnel to increase the Company's level of support for the Canon and Xerox distribution channels, higher dealer incentives and increased participation in trade shows and other promotional activities. The Company intends to expand the scope of its sales and marketing activities to new geographic markets not currently served by the Company, including Japan. Such expansion may necessitate incurring costs to retain sales and technical support personnel and establish sales offices in each new market the Company enters, which costs are generally incurred prior to generating significant revenues in such markets.

  General and Administrative. General and administrative expenses consisted primarily of compensation and related expenses for the Company's administrative personnel, outside professional services and provisions for doubtful accounts. General and administrative expenses for 1994, 1995 and 1996 were $1.9 million, $2.4 million and $2.9 million, respectively, or 6.9%, 6.5% and 6.9%, respectively, of net revenues. General and administrative expenses increased 29.6% from 1994 to 1995 and 21.0% from 1995 to 1996. The increases from 1994 to 1996 reflected increases in the number and compensation of administrative and finance personnel, increased administrative expense attributable to expansion in additional European countries as well as higher provisions for doubtful accounts. The Company expects that general and administrative expenses will increase in dollar amount as the Company expands geographically and begins to incur additional costs related to being a public company.

  Other Costs and Expenses. Other costs and expenses in 1995 represented amounts expensed upon abandonment of the Company's proposed initial public offering, and in 1996 represented legal and other administrative expenses associated with the Company's business combination with CDS. Other costs and expenses were $181,000, or 0.5% of net revenues, in 1995 and $397,000, or 0.9% of net revenues, in 1996.

  Interest Expense. Net interest expense for 1994, 1995 and 1996 was $121,000, $257,000 and $336,000, respectively. The increase from 1994 to 1995 reflected increased borrowings under the Company's bank lines of credit in the United States and Europe, increased interest expense on capitalized leases following the expansion of the Company's facilities in the first quarter of 1995, and interest expense related to certain loans to CDS from its stockholders in 1994. The increase from 1995 to 1996 reflected increased borrowings under the Company's bank lines of credit in the United States and Europe and borrowings under a term loan utilized for the purchase of certain equipment. The Company anticipates substantial reductions in interest expense in future periods upon use of the proceeds of this Offering to reduce or eliminate its interest bearing obligations.

  Income Taxes. The Company's effective tax rate in 1994, 1995 and 1996 was 39.5%, 34.8% and 37.7%, respectively. The Company's effective tax rates in all periods were higher than the Federal statutory rate of 34% due to applicable state and foreign taxes which were partially offset by research and experimentation credits, and in 1995 and 1996 by tax benefits associated with the establishment in 1995 of the Company's foreign sales corporation. Additionally, in 1996 the effective tax rate was increased by nondeductible merger costs. The Company's operating results are characterized by transactions that give rise to temporary differences in the recognition of income for income tax and financial reporting purposes, creating deferred tax assets. The Company has not reduced the deferred tax assets by recording a valuation allowance as management believes it is more likely than not that the deferred tax assets will be realized in the future. See Note 8 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain unaudited quarterly consolidated financial information for the two year period ended December 31, 1996. The quarterly financial information has been prepared on the same basis as the audited financial information appearing elsewhere herein and, in the opinion of management, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information for the periods presented when read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements contained elsewhere herein. The quarterly operating results set forth below are not necessarily indicative of the results for any future periods.

                                                       QUARTER ENDED
                         -------------------------------------------------------------------------------
                         MAR. 31,  JUNE 30, SEPT. 30,  DEC. 31,   MAR. 31, JUNE 30,  SEPT. 30,  DEC. 31,
                           1995      1995     1995       1995       1996     1996      1996       1996
                         --------  -------- ---------  --------   -------- --------  ---------  --------
                                                      (IN THOUSANDS)
QUARTERLY RESULTS:
 Net revenues........... $10,755    $8,899   $7,010    $10,556     $9,184  $10,116    $9,135    $13,829
 Cost of revenues.......   5,958     5,218    4,388      6,756      5,426    5,762     5,241      7,263
                         -------    ------   ------    -------     ------  -------    ------    -------
 Gross profit...........   4,797     3,681    2,622      3,800      3,758    4,354     3,894      6,566
 Operating expenses:
  Research and
  development...........     334       321      419        421        384      455       526        641
  Sales and marketing...   2,370     2,465    2,164      2,732      2,587    2,894     2,828      3,598
  General and
   administrative.......     688       656      561        507        624      776       730        788
  Other costs and
   expenses.............      --        --       --        181         33       86        83        195
                         -------    ------   ------    -------     ------  -------    ------    -------
 Total operating
  expenses..............   3,392     3,442    3,144      3,841      3,628    4,211     4,167      5,222
                         -------    ------   ------    -------     ------  -------    ------    -------
 Operating income
  (loss)................   1,405       239     (522)       (41)       130      143      (273)     1,344
 Interest expense, net..      48        62       84         63         68       80       124         64
                         -------    ------   ------    -------     ------  -------    ------    -------
 Income (loss) before
  income taxes..........   1,357       177     (606)      (104)        62       63      (397)     1,280
 Provision (benefit) for
  income taxes..........     473        61     (211)       (36)        23       24      (150)       483
                         -------    ------   ------    -------     ------  -------    ------    -------
 Net income (loss)...... $   884    $  116   $ (395)   $   (68)    $   39  $    39    $ (247)   $   797
                         =======    ======   ======    =======     ======  =======    ======    =======
                                                       QUARTER ENDED
                         -------------------------------------------------------------------------------
                         MAR. 31,  JUNE 30, SEPT. 30,  DEC. 31,   MAR. 31, JUNE 30,  SEPT. 30,  DEC. 31,
                           1995      1995     1995       1995       1996     1996      1996       1996
                         --------  -------- ---------  --------   -------- --------  ---------  --------
PERCENTAGE OF NET
REVENUES:
 Net revenues...........   100.0%    100.0%   100.0%     100.0%     100.0%   100.0%    100.0%     100.0%
 Cost of revenues.......    55.4      58.6     62.6       64.0       59.1     57.0      57.4       52.5
                         -------    ------   ------    -------     ------  -------    ------    -------
 Gross margin...........    44.6      41.4     37.4       36.0       40.9     43.0      42.6       47.5
 Operating expenses:
  Research and
   development..........     3.1       3.6      6.0        4.0        4.2      4.5       5.8        4.6
  Sales and marketing...    22.0      27.7     30.9       25.9       28.2     28.6      30.9       26.1
  General and
   administrative.......     6.4       7.4      8.0        4.8        6.8      7.7       8.0        5.7
  Other costs and
   expenses.............      --        --       --        1.7        0.3      0.8       0.9        1.4
                         -------    ------   ------    -------     ------  -------    ------    -------
 Total operating
  expenses..............    31.5      38.7     44.9       36.4       39.5     41.6      45.6       37.8
                         -------    ------   ------    -------     ------  -------    ------    -------
 Operating income
  (loss)................    13.1       2.7     (7.5)      (0.4)       1.4      1.4      (3.0)       9.7
 Interest expense, net..     0.5       0.7      1.2        0.6        0.7      0.8       1.3        0.4
                         -------    ------   ------    -------     ------  -------    ------    -------
 Income (loss) before
  income taxes..........    12.6       2.0     (8.7)      (1.0)       0.7      0.6      (4.3)       9.3
 Provision (benefit) for
  income taxes..........     4.4       0.7     (3.0)      (0.3)       0.3      0.2      (1.6)       3.5
                         -------    ------   ------    -------     ------  -------    ------    -------
 Net income (loss)......     8.2%      1.3%    (5.7)%     (0.7)%      0.4%     0.4%     (2.7)%      5.8%
                         =======    ======   ======    =======     ======  =======    ======    =======

  Net revenues for the quarter ended December 31, 1996 were $13.8 million, representing a 51.4% increase from the quarter ended September 30, 1996. This increase was primarily attributed to the European introduction of Cyclone connectivity for the DocuColor 40 and normal seasonal sales patterns. Gross margin improved over the year reflecting declines in DRAM prices throughout the year. In addition, gross margin for the quarter ended December 31, 1996 increased to 47.5% due primarily to a larger proportion of sales in Europe where the mix of Cyclones sold generally resulted in higher margins.

  The Company's operating results have fluctuated and will likely continue to fluctuate in the future on a quarterly and annual basis as a result of a number of factors, many of which are not within the Company's control. These factors include, without limitation, purchasing patterns of the Company's customers; the demand for the Company's products; the timing of new products and price reductions by the Company and its competitors; the performance of third party manufacturers; inventory levels; level of investment in research and development and sales and marketing; the availability and price of key components for the Company's products, including DRAMs; the Company's relationship with key distributors and manufacturers, among others, Adobe, Canon, Danka, IKON, SGI and Xerox; the Company's ability to develop and market new products and enhancements to existing products; changes and advancements in digital color copier and digital document product technology; currency fluctuations; deferrals of customer orders in anticipation of new products by the Company or its competitors; the Company's ability to integrate the operations of CDS; and general economic and market conditions. As a result, the Company believes that period to period comparisons are not necessarily meaningful and may not be indicative of future performance. In the event the Company's financial performance fails to meet the expectations of analysts and investors, the price of the Company's stock would be materially and adversely affected.

SEASONALITY

  The Company believes its net revenues are affected by seasonal factors, reflecting a slowdown in the rate of business activity in Europe during the summer months which adversely affects revenues in the third quarter. Higher net revenues in the fourth quarter primarily results from sales to Xerox and Rank Xerox which typically generate a large percentage of their net revenues in that quarter, and are generally followed by lower net revenues in the subsequent first quarter.

BACKLOG

  The Company's customers generally order on an as-needed basis, and as a result, the Company operates with minimal backlog. The Company has established a relatively short manufacturing cycle which minimizes the need for advance purchases. The absence of a substantial backlog also limits the Company's ability to plan production and inventory levels which could lead to fluctuations in operating results.

NEW ACCOUNTING STANDARDS

  Stock Compensation. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," issued in October 1995 and effective for fiscal years beginning after December 15, 1995, encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. SFAS No. 123 allows an entity to elect to continue to measure compensation cost under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," but requires pro forma disclosures of net income and net income per share as if the fair value based method of accounting had been applied. The Company adopted SFAS No. 123 in 1996, and has elected to comply with the pro forma disclosure requirements while continuing to measure compensation costs under APB Opinion No. 25. The adoption of SFAS No. 123 did not have a material impact on the Company's financial position, results of operations or liquidity.

  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," issued in March 1995 and effective for fiscal years beginning after December 15, 1995, establishes accounting standards for the recognition and measurement of impairment of long-lived assets, certain identifiable intangibles, and goodwill either to be held or disposed of. The Company adopted SFAS No. 121 in 1996. The adoption of SFAS No. 121 did not have a material impact on the Company's financial position, results of operations or liquidity.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has funded its operations primarily from cash flows generated from operations and from the sale of its Common Stock, loans from stockholders, and borrowings under bank lines of credit and other long term financings.

  During the year ended December 31, 1994, cash and cash equivalents increased $669,000 from $1.3 million as of December 31, 1993. This increase resulted primarily from cash provided by operations of $478,000, net borrowings of $872,000 and issuances of Common Stock of $45,000, offset by purchases of property and equipment of $771,000.

  During the year ended December 31, 1995, cash and cash equivalents decreased $1.7 million to $335,000 as of December 31, 1995. This decrease resulted primarily from cash used in operations of $1.6 million and purchases of property and equipment of $1.3 million, offset by net borrowings of $1.2 million. Cash flow from operations in 1995 was affected by increases in inventories of $2.4 million, resulting primarily from the timing of workstation inventory purchases.

  During the year ended December 31, 1996, cash and cash equivalents increased by $2.0 million, primarily as a result of cash provided by operations of $4.3 million, offset by purchases of property and equipment of $838,000 and net repayments on borrowings of $1.4 million. Cash flow from operations in 1996 benefitted from a net reduction in inventories of $2.4 million.

  In June 1996, the Company entered into a bank term loan in the amount of $750,000 for the purchase of certain equipment. Principal payments of $31,250, plus interest at the bank's prime rate plus one-half percent are payable monthly over a period of two years from inception of the loan. As of December 31, 1996, the principal balance due under the term loan was $563,000. The Company also has available a $3.0 million bank line of credit which bears interest at the lender's prime rate. There were no borrowings outstanding under this line of credit at December 31, 1996. Both the bank line and the term loan are secured by all assets of the Company and are personally guaranteed by two of the Company's stockholders who serve as executive officers.

  As of December 31, 1996, CDS had available a bank line of credit in the Netherlands of NLG 3,300,000. In January 1997, the line was increased to NLG 4,300,000 (approximately $2,500,000 as of December 31, 1996). Interest is payable quarterly at the bank's base rate plus one and one-half percent (4.5% as of December 31, 1996). There were no borrowings outstanding under the line as of December 31, 1996. The line does not have a fixed expiration date, but is subject to and conditioned upon periodic review by the bank.

  The bank lines of credit contain certain restrictive covenants including restrictions on the payment of dividends and effective limitations on the balance of any intercompany amounts due from CDS. As of December 31, 1996, the Company was in compliance with or had received waivers for all such covenants. Borrowings under the bank lines of credit are limited based on eligible receivables and inventories as defined in the agreements. The Company intends to use a portion of the proceeds of this Offering to repay amounts outstanding under the bank lines of credit and the term loan. See "Use of Proceeds."

  The Company believes that funds from operations, together with the available bank lines of credit and the net proceeds of this Offering, will be adequate to support the Company's operating and capital needs for at least the next twelve months. To the extent, however, that additional funds may be required in the future to address working capital needs or to provide funding for the expansion of the business, the Company will seek additional funds, as appropriate, through public or private equity or debt financing or from other sources. There can be no assurance that the Company will be able to obtain additional financing on acceptable terms, if at all.

                                   BUSINESS

THE COMPANY

  COLORBUS develops and markets network print servers which enable the printing of high resolution color images from various digital color copiers and large format color printers (printers which produce output larger than 11" by 17"). The Company's principal product, the Cyclone, incorporates proprietary software which manages the simultaneous print requests of multiple users on a computer network, processes color images and outputs documents on digital color copiers from Canon, Kodak, RICOH, Savin, Sharp and Xerox, and large format printers from ENCAD, Hewlett-Packard, Raster Graphics and Xerox. In cooperation with Xerox, the Company is nearing completion of the development of a network print server, the NS Plus 3.0, which is designed to provide simultaneous support for the Xerox DocuTech 135, a high volume black and white production publishing system, and the Xerox DocuColor 40 digital color production system. The NS Plus 3.0 will address the production publishing market and will enable the cost effective, high volume production of documents with integrated color and black and white pages.

MARKET OVERVIEW

  The rapidly growing color digital printing market has been driven in large part by advances in computer based graphics as well as printing and imaging technologies which have enabled end users to more easily produce color documents at a lower cost. The Company believes that an important factor in the growth of this market was the introduction of digital color laser copiers with digital interface ports. These ports allowed the scanner and printer components of the copier to be accessed and controlled by a print server. These print servers provide a bridge between a computer network and the output device, enabling network users to control the color printing process while utilizing the image processing capabilities and software based features of the print server. These features include color calibration and management, network print spooling and document management.

  The Company believes the growth in digital color copier sales has been due in large part to the increased acceptance and use of network color print servers. Dataquest estimates that the domestic market for digital color laser copiers has grown at an annual rate of approximately 30% from 1993 to 1995. According to Dataquest, approximately 14,400 digital color laser copiers were sold in the United States in 1995. Dataquest forecasts that domestic sales of digital color laser copiers will increase by approximately 21% annually to 37,000 units in 2000. In addition, the percentage of digital color laser copiers connected to print servers is continuing to increase. The Dataquest survey indicates that approximately 58% of the digital color laser copiers sold in the United States in 1995 were connected to color print servers. The Company believes that the installed base of digital color laser copiers in international markets is larger than that in the United States, and that connectivity rates are generally lower in international markets than in the United States.

  Prior to the introduction of digital color copiers, high quality, color printing was primarily done using offset color presses. The high fixed costs and labor intensive process associated with offset color printing have made it cost effective only for high volume applications. The availability and lower acquisition costs of high quality, digital color copiers coupled with developments in electronic publishing software have contributed to the emergence of the on demand color printing market.

  The on demand color printing market is comprised of several segments: graphic arts and professional color publishing, commercial and short run printing, prepress services, office color printing and print-for-pay. The graphic arts and professional color publishing market includes in-house creative staffs and advertising agencies and design firms. These end users perform extensive color design and layout using software applications such as Adobe PhotoShop, Adobe Illustrator, Quark Xpress and Adobe Pagemaker. These end users are increasingly utilizing network computer and color print servers with digital color copiers for production of color documents that include designs and prepress proofing.

  Commercial and short run printing businesses use color print servers with digital color copiers to quickly produce less expensive prepress proofs of color output and as an inexpensive alternative for printing color documents in smaller quantities. The prepress market consists of service bureaus and trade shops which handle complex color production for customers that intend to send print jobs to commercial printing firms for high volume printing or to photo labs for high end photographic services. The office color printing market consists of networked office printing and central reproduction departments in businesses and other organizations. These organizations are increasingly migrating from standalone black and white and color desktop printers to higher speed network printers and connected color copiers to produce a wide range of materials such as product brochures, presentation materials, internal manuals and other color documents.

  Print-for-pay firms provide a broad range of walk-in services including copying, desktop publishing and faxing. To capitalize on the growing demand for color output, these businesses have increasingly installed connected color copiers and offered expanded color printing and copier services. The on demand color printing market continues to require improvements in the quality and speed of output which is driven by a print server, as well as increased functionality while achieving a declining cost of ownership.

  Despite the general trend toward increased use of color in the on demand printing market, other segments within the digital printing market have lacked a color solution. For example, the production publishing segment has not had a color solution that meets its cost, performance and print quality requirements. End users in this segment typically employ digital black and white printing systems capable of printing at speeds in excess of 80 pages per minute. The production publishing systems are used in industrial, educational and commercial organizations, as well as in commercial printing and print-for-pay firms, all of which require traditional publishing capabilities combined with quick turnaround time. Production publishing systems are generally able to print, collate and assemble complete documents and are used for producing on demand periodicals, journals, booklets, manuals and reports without the delay and setup costs associated with traditional offset printing. According to CAP Ventures, the typical high speed, black and white production publishing system servicing this market produces approximately 975,000 pages per month. With an installed base of more than 10,000 systems, the Company believes that the Xerox DocuTech 135 has the dominant share in this market. The recent introduction of the Xerox DocuColor 40 and the announcement of other high speed color copiers has created the opportunity to address the substantial, unfilled demand for color printing in the high speed, production publishing market.

THE COLORBUS SOLUTION

  The Company's network print servers are designed to address the needs of the on demand color printing market by allowing users to print high resolution color images from various digital color copiers and large format printers. The Company's principal product, the Cyclone, incorporates proprietary software which manages the simultaneous print requests of multiple users on a computer network, processes color images and outputs color documents on multiple connected output devices. The Cyclone incorporates an open, upgradeable, scaleable architecture which the Company believes (i) extends product life by reducing the risk of obsolescence, (ii) enables the cost effective and timely introduction of new features, functionality and applications, and (iii) provides users with the flexibility to change or add output devices without the need for a new print server. Colorbus is nearing the completion of the development of a new network print server, the NS Plus 3.0, which the Company believes will provide a unique, integrated color solution for the high volume production publishing market. The NS Plus 3.0 is designed to provide simultaneous support for the Xerox DocuTech 135 and the Xerox DocuColor 40, enabling users to control the production publishing process from the print server and facilitating the generation of integrated black and white and color documents.

BUSINESS STRATEGY

  The Company's objective is to become the leading provider of network print servers and software solutions for the on demand color printing and production publishing markets. The key elements of the Company's strategy to achieve this objective include the following:

  .FOCUS ON NEW PRODUCTS. The Company intends to strengthen its competitive position by expanding its product line and enhancing the capabilities of its current products. The Company's new network print server, the NS Plus 3.0, which is scheduled to be introduced by Xerox in mid 1997, represents an expansion of the Company's traditional product line by providing integrated black and white and color output directed from a single network print server operating in the production publishing environment. The Company also plans to focus on the development of network print servers which utilize Intel based platforms and additional operating systems such as Windows NT and Solaris. The Company intends to leverage its technological expertise to expand the breadth of color printing applications and to develop new product offerings for its target markets.

  .DEVELOP AND ENHANCE STRATEGIC RELATIONSHIPS WITH DISTRIBUTION PARTNERS. The Company intends to continue to focus its efforts on expanding and developing strategic relationships with key partners in its distribution channels, including manufacturers of digital color copiers, large format printers and production publishing systems. The Company believes such relationships are necessary to expand product recognition in the print server market, to increase the market share of the Company's products, and to gain early access to new output devices and facilitate the Company's development of new products or enhancements to existing products.

  .LEVERAGE SOFTWARE AND COMPONENT DEVELOPMENT EXPERTISE. The Company intends to leverage its expertise in the development of proprietary software and components to continue to provide advanced network print servers. This technological expertise enables the Company to offer additional software based features and functionality including multiple output device support, color calibration and management, network print spooling and document management. The Company believes that the modularity of its software enables the easy and rapid incorporation of new features. For example, the Company intends to target specific business segments such as advertising and graphic arts by developing software based features to address customer requirements which are unique to such segments.

  .EXPAND INTERNATIONAL PRESENCE. The Company intends to devote additional resources to expand the worldwide marketing and sales of its products. The Company's recent acquisition of CDS has resulted in a direct European presence, particularly in Austria, Belgium, France, Germany, the Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. The Company believes the Asian markets also represent a significant opportunity in the color copier market. The Company intends to open a sales office in Japan in 1997 in order to increase its market presence in Asia.

  .OFFER A WIDE RANGE OF CONNECTIVITY OPTIONS. The Company intends to continue to offer network connectivity to a broad range of digital color copiers, large format printers and other output devices. The Company believes this strategy offers end users flexibility to change or add output devices without the need for a new print server. The Company intends to focus on the integration of its products in computer networks and to continue to coordinate development efforts with the manufacturers of digital color copiers, large format printers and production publishing systems to accommodate future technological advancements in digital document products.

  .SUPPORT OPEN, UPGRADEABLE SYSTEM DESIGN. The Company's network print servers are designed as open, upgradeable and scaleable systems that can easily incorporate advances in the Company's software and components as well as improvements and modifications in high performance standard computer platforms, network protocols and PostScript software. This design approach extends product life by reducing the risk of obsolescence, and enables the cost effective and timely introduction of new features, functionality and applications. The Company intends to continue to utilize open, upgradeable systems to enable it to bring new products to market more quickly and to provide compatibility with a wide variety of computer networks, protocols, software and components.

NETWORK PRINT SERVER PRODUCTS

  The Cyclone is a network color print server that offers high quality color printing from a broad range of digital color copiers and large format printers. The Cyclone addresses the needs of the on demand color printing segment. The NS Plus 3.0 will provide a single front end to support both the Xerox DocuTech 135 and the Xerox DocuColor 40 to enable the cost effective use of color in high volume production publishing environments.

  COLORBUS CYCLONE IMAGING SYSTEM(R)

  The Company entered the network color print server market in 1993 with the introduction of the Cyclone which facilitated the printing of high resolution color images from digital color laser copiers and various large format printers. The Cyclone also enables users to scan images from a digital color copier into the server and make them immediately available to the entire network through file sharing software.

  System Features. The current version of the Cyclone integrates the Company's proprietary software and copier interface boards and PostScript licensed from Adobe with a workstation manufactured by SGI. The Company believes the popularity of the Cyclone is attributable to its high level of functionality, numerous connectivity options, open and upgradeable architecture and a highly intuitive graphical user interface. The use of open systems in the design of the Cyclone has enabled the Company to concentrate its development efforts on value added software solutions for color management and calibration, network print spooling and document management.

  The standard Cyclone configuration for single copier connectivity utilizes the Indy workstation which runs on the IRIX (UNIX) operating system and typically includes a MIPS R5000SC 180 MHz processor, 160 MB of RAM (expandable to 256 MB RAM), a 1.0 GB internal hard drive and a high resolution 17" color monitor. The system has built-in Ethernet and ISDN ports. The Company's suggested list price for the Cyclone ranges from approximately $25,000 to $55,000, depending on configuration.

  SGI recently introduced a new workstation, the O/2/, which the Company anticipates will replace the Indy workstation in mid 1997. The Company is currently developing interface boards using the PCI bus, the industry standard peripheral component interface, and making revisions to its Cyclone software to adapt to the O/2/. The Company is also evaluating other workstation platforms for its products, including Intel based platforms. There can be no assurance that the Company will be able to complete any of these development efforts in a timely manner, if at all, which would materially and adversely affect the Company's business, financial condition and results of operations.

  Simultaneous Support of Multiple Output Devices. The Cyclone currently can be configured to support two digital color copiers from different manufacturers (by adding an additional interface board) and up to two large format printers. The Company believes it was the first to introduce simultaneous dual copier support for color copiers. The Cyclone can support an additional color output device at a much lower incremental cost to the user than purchasing a second print server. In addition, by integrating the Cyclone on a network, various users are provided with immediate access to multiple output devices.

  The Company's interface boards can be installed in the two slots in the SGI Indy workstation. Large format printers are connected to either the parallel or Ethernet port on the Cyclone and generally do not require a separate interface board. While the O/2/ does not currently accommodate two internal boards, the Company is investigating alternative methods to continue to provide dual copier support. There can be no assurance that such development will be completed on a timely basis, if at all. See "--Manufacturing, Suppliers and Licensors."

  Connectivity Options. The Company believes that the Cyclone offers connectivity to more output devices than any competing color print server. The Cyclone currently connects to all of the following copiers and printers:

 COLOR LASER COPIERS/PRINTERS
 ----------------------------
    Canon           CLC 300, 320, 350, 500, 550, 700, 800
    Kodak           ColorEdge 1525, 1525+, 1550, 1550+, 1560, 1565
    RICOH           NC 5006, 5106, 5206
    Savin           SC106
    Sharp           AR-C860
    Xerox           DocuColor 40
                    MajestiK 5760, 5765
                    Regal 5790
                    5775 SSE
 LARGE FORMAT
 PRINTERS
 ------------
    ENCAD           NovaJet III, IV, Pro, Pro 50
    Hewlett-Packard 650C, 750C
    Raster Graphics DCS 5442
    Xerox           ColorgrafX 8900, 8936, 8944, 8956,
                    VivaGrafX XL


  NETWORK SERVER PLUS 3.0

  The Company is nearing completion of the development of a new network print server, under a five year joint Product Development and Distribution Agreement with Xerox (the "Xerox Agreement"). This product is scheduled to be introduced in mid 1997 and will be distributed by Xerox as a Xerox product, the NS Plus 3.0, the successor to Network Servers developed internally by Xerox. The NS Plus 3.0 will provide simultaneous support of the Xerox DocuTech 135 (a 135 page per minute black and white production printing) and the Xerox DocuColor 40 (the recently introduced 40 page per minute digital color production system). This product will enable users to control the production publishing process from the print server and facilitate the generation of integrated black and white and color documents. The NS Plus 3.0 provides an integrated front end and network connection for new placements of the DocuTech 135 and the DocuColor 40, as well as for the existing installed base of more than 10,000 DocuTech 135 units.

  The product to be sold to Xerox by the Company will consist of the Company's proprietary software, interface boards and related components. Xerox will purchase or arrange for the purchase of the workstation, license the PostScript interpreter from Adobe and arrange for the assembly of the final product. The Xerox Agreement includes minimum purchase requirements for Xerox for the first year following Xerox's introduction of the NS Plus 3.0. The Xerox Agreement terminates in June 2001 and limits the Company from developing any network server system for connection to any other cut-sheet black and white copier or printer with a rated speed of 70 pages per minute or more for a specified period.

  System Features. The NS Plus 3.0 utilizes the Company's proprietary software and incorporates additional software based features specific to the high volume production publishing environment, such as booklet creation, paper stock selection, job replication and finishing options. The NS Plus 3.0 will act as a print and file server by supporting file conversion, multiple queues per device and network print spooling, and will provide extensive job reporting for each job as it passes through the server. The NS Plus 3.0 will enable users to take an active role in managing print queues, prioritizing jobs and controlling the overall production publishing process.

  The NS Plus 3.0 will operate on Sun Microsystems' Solaris 2.51 operating system (UNIX) for Intel based platforms. This product will initially be offered on a Compaq ProLiant platform utilizing an Intel Pentium Pro processor which is upgradeable to include four processors. The NS Plus 3.0 may also be offered on Sun's UltraSPARC platform in the future. These open systems platforms are designed to be upgradeable and scaleable to facilitate the incorporation of future software releases and hardware advancements thereby increasing the product's life cycle.

  Automatic Color Separation and Processing. The color separation capability of the NS Plus 3.0 automatically distinguishes color pages from black and white pages within a single print job and creates two separate jobs, one containing color pages and the other containing the black and white pages. The color job is processed and sent to the DocuColor 40 while the black and white job is processed and sent to the DocuTech 135. Color pages are printed first on the DocuColor 40 in ordered sets and are then manually placed into a specified tray of the DocuTech 135. As the DocuTech 135 prints the black and white pages, the DocuTech 135 reads the insertion markers created by the NS Plus 3.0 and directs the insertion of each color page into its appropriate position within the document.

  Multiple Queues Per Physical Device. The NS Plus 3.0 provides an additional presorting capability to job queuing features offered on the Company's Cyclone print server. Users of NS Plus 3.0 can define multiple queues, each with a unique set of print parameters for a physical printer. Once established, these queues are given a specific name and displayed as virtual printers on the network. These queues facilitate the grouping of print jobs requiring common print criteria enabling these jobs to be run in succession.

  Job Replication. Replication involves the creation of multiple print jobs from a single print request and the redistribution of the requested number of copies among available print devices instead of transmitting the entire job to a single device. The NS Plus 3.0 is capable of connecting up to four DocuTech 135 systems and a DocuColor 40. When multiple DocuTech 135 systems are connected, the NS Plus 3.0 allows the black and white portion of a print job to be replicated and printed simultaneously by the various DocuTech 135 systems. This feature expedites the completion of a job, allowing more efficient use of the connected output devices.

SOFTWARE FEATURES

  The following software features are common to both the Cyclone and the NS Plus 3.0:

  Color Calibration and Management. To provide optimal color from any color output device, a network print server must be able to provide a means of changing the input color values received by the server into corrected color values for output to the color printing device to take into account any inherent color reproduction characteristics as well as deficiencies of the color output device resulting from such factors as mechanical wear or environmental conditions (e.g., humidity). The Company's print servers utilize a simple onscreen process to permit inexperienced users to easily calibrate color copiers or other output devices. The Company's software offers several options using densitometer based calibration goals that simulate industry printing standards and provide users with the ability to build and save customized sets of color calibration settings.

  The Company has also developed proprietary Color Rendering Dictionaries ("CRDs") that are used by PostScript to convert the red, green and blue ("RGB") data used in the capture and display of digital images on a monitor to the cyan, magenta, yellow and black ("CMYK") color values used in the printing process. The Company's CRDs are designed for continuous tone photographs through a process called "perceptual matching" which evaluates each particular pixel and its surrounding pixels and determines an appropriate combination of hue, saturation and chroma to maintain the best possible color and shadow detail. In order to achieve consistent colors across devices, the Company's color management software offers Standard Web Offset Press and EuroStandard Press simulation options which adjust toner levels to meet printing industry ink standards on various different devices. The Company's software also allows the selection of the appropriate rendering mode (CMYK, RGB, grayscale or monochrome) directly from the desktop prior to printing.

  For heavily color saturated files that exceed the maximum toner levels of a specific output device, the Company's color management software also offers undercolor removal options which reduce the common underlying CMYK colors in the dark or neutral shadow areas to decrease the total amount of ink coverage. Such options can significantly lessen the risk of toner overload that can cause bubbling and color distortion.

  The printing of color images on a color copier entails sequential passes of the printing drum to apply each of the CMYK color planes. In printing jobs at high resolution, incorrect alignment of these color planes creates white gaps. Trapping is a technique used to eliminate the white gaps or "traps" that can appear between adjacent areas of color by adding a thin stroke of color to cover the gap. The Company's software allows users to print color separated CMYK files with their trapping adjustments directly to color copiers, thereby eliminating the traps.

  Graphical User Interface. The Company's software features an easy to use, icon driven, graphical user interface ("GUI") to the print server functions. The Company believes its GUI offers a highly intuitive approach to accessing and controlling the printing process. The GUI provides a visual representation of the various activities related to the printing process, and includes progress bars, image preview windows, ripping and printing information.

  Job Queueing and Management. The Company's software provides a comprehensive, easy to use queueing system for managing spooled print jobs. Queues are displayed on screen as separate windows, each of which represents a different phase in the printing process. Queue management allows the user to reprioritize or delete jobs within the queue, move jobs between queue windows, and set specific preferences for automatic operations affecting the queue. The software's job management features allow users to view detailed job information and change specific parameters of the job such as copies printed, rendering mode, duplexing, sorting and page range selection. In addition, the Company's job accounting software offers an onscreen display of the printing activity as well and a complete reporting system for tracking usage. The Company's software also provides several options for reporting print activity.

  Network Print Spooling. Print spooling allows multiple users on the network to execute print commands from their workstation and have their print jobs transmitted over the network to a print server for processing to a remote or shared print device. The goals of print spooling are to release users from the printing process as quickly as possible and to provide compatibility with a variety of network protocols. The Company's print spooling software accomplishes these goals by utilizing the multitasking capabilities of the UNIX operating system to support multiple incoming print requests and by running the AppleTalk, TCP/IP, and IPX network protocols simultaneously. In addition, the Company's print spooling software was designed to keep the print device operating at maximum efficiency by allowing smaller print jobs that have completed spooling to "cut in line" in front of larger print jobs that are still being spooled to the print server.

DISTRIBUTION, SALES AND MARKETING

  DISTRIBUTION AND SALES

  The Company generally sells its products indirectly through branch sales offices or subsidiaries of color copier manufacturers, office equipment distributors and other independent distributors and dealers. In addition to developing and maintaining relationships with these resellers, the Company's sales force also supports and trains the sales organizations of such distributors. The Company selects organizations within these channels based upon criteria such as customer base, reputation and technical expertise. None of the Company's arrangements for the distribution and sale of the Cyclone involve minimum purchase commitments and most of the Company's arrangements are cancelable by either party with little or no notice requirements or penalties. The Company's distributors typically do not maintain an inventory of the Company's Cyclone products but purchase such products from the Company as they receive orders from the end users.

  NORTH AMERICA. The Company's North American sales staff consists of 14 persons located in nine locations across the United States and Canada and is primarily focused on the following relationships:

  Canon. The Company distributes the Cyclone and related products through informal distribution arrangements with three subsidiaries of Canon located in Chicago, Los Angeles, New York and with a division of Canon located in Toronto pursuant to a dealer agreement. During the years ended December 31, 1995 and 1996, worldwide sales to the Canon subsidiaries represented 19.8% and 12.2%, respectively, of the Company's net revenues, a substantial majority of which were derived from the United States and Canada.

  Danka. The Company sells the Cyclone and related products to Danka, one of the largest independent suppliers of photocopiers, facsimile equipment and other automated office equipment in North America and Europe. Danka markets color copiers and related digital document products manufactured by Canon, Minolta and RICOH. Danka recently acquired the sales, marketing and equipment services operations of Kodak's Office Imaging Business and formed a strategic alliance whereby Kodak will supply Kodak copiers and printers to Danka. In February 1996, the Company entered into a master dealer agreement with Danka to distribute the Cyclone and related products. Notwithstanding this master agreement with Danka, purchases of the Company's products are generally made through the individual Danka locations.

  IKON. The Company sells the Cyclone and related products to IKON, one of the largest independent network of copier and office equipment distributors, throughout North America. IKON focuses on total office automation solutions and offers color copiers manufactured by Canon, Minolta, RICOH and Sharp, as well as related network digital document products. The Company has entered into dealer agreements with several individual IKON distributors but has not entered into a master agreement with IKON to date. Worldwide sales to IKON dealers during the years ended December 31, 1995 and 1996 represented 23.3% and 23.0%, respectively, of the Company's net revenues, most of which were generated in the United States and Canada.

  RICOH. The Company distributes the Cyclone and related products through three subsidiaries of RICOH located in Detroit, New York and Seattle, with whom the Company has entered into dealer agreements. The Company also has an informal distribution arrangement with a division of RICOH in Orange County, California.

  Xerox. The Company began distributing the Cyclone and related products for use with Xerox copiers in March 1994 through a third party distributor and entered into a four year distribution agreement with Xerox effective April 1996. Pursuant to this agreement, Xerox has authorized its sales force throughout the United States to sell the Company's Cyclone and related products. The Company also distributes its products in Canada under a separate, informal arrangement with Xerox Canada Ltd. While worldwide sales to Xerox and its affiliated companies during the years ended December 31, 1994, 1995 and 1996 represented 10.2%, 16.4% and 33.9%, respectively, of the Company's net revenues, a substantial majority of such sales in 1995 and 1996 were derived from Europe. In June 1996, the Company entered into an OEM arrangement with Xerox for the development and distribution of the NS Plus 3.0 to support Xerox's DocuTech 135 and DocuColor 40. Pursuant to this distribution and development agreement, Xerox will sell the NS Plus 3.0 under its own label and will be subject to certain minimum purchase obligations during the first year following Xerox's launch of this product. See "--Network Print Server Products--Network Server PLUS 3.0"

  Other Independent Copier Dealers. The Company also sells the Cyclone through other independent color copier dealers, the majority of whom are authorized Canon and RICOH dealers. The Company has entered into formal dealer agreements with most of its independent color copier dealers.

  Direct Sales. In certain limited circumstances, the Company may also market its products directly to end users, primarily print-for-pay firms such as Kinko's, Inc. The Company does not currently have a purchase agreement with the individual Kinko's retail stores, its parent corporation or any other print-for-pay firm, but rather sells its products through informal arrangements.

  INTERNATIONAL. The Company's international sales staff consists of 17 persons in eight locations across Europe. In addition, the Company has informal distribution arrangements with independent sales organizations in Japan, Taiwan and Australia. The Company's international distribution channels primarily focus on the following relationships:

  Europe. The Company acquired CDS in December 1996. CDS, through its operating subsidiary Colorbus International, B.V., has been the exclusive distributor of the Cyclone in Europe, the Middle East and Africa since January 1994. CDS currently maintains sales offices in Austria, France, Germany and the Netherlands, and plans to open sales offices in Scandinavia in 1997. The Company's direct sales force in Europe primarily focuses its efforts on comarketing the Company's products with sales representatives from Rank Xerox and, to a lesser extent, other color copier dealers. CDS has entered into separate distribution arrangements with Rank Xerox's subsidiaries in Belgium, Germany, the Netherlands, Norway, and Switzerland, with IKON in France and the United Kingdom and with Canon branches in Germany. CDS also distributes the Company's products through Rank Xerox subsidiaries in Austria, France, Italy and Sweden and through Canon dealers and resellers in France and Germany, although it has not entered into formal distribution or sales agreements with such companies. The Company anticipates that Rank Xerox will handle the distribution of the NS Plus 3.0 in Europe on substantially the same terms as sales by Xerox's sales force in the United States and Canada. In 1995 and 1996, a substantial majority of the Company's worldwide revenues from sales to Xerox and its affiliated companies were derived from sales to Rank Xerox.

  Other Foreign Distributors. The Company has also entered into informal distribution arrangements with Professional Prepress Services, Ltd. in Australia, Nippon Technical Laboratories and Visual Processing Japan in Japan and Lunar International in Taiwan to sell the Cyclone to both the Xerox and Canon dealer and reseller networks. These distributors purchase the software for the Cyclone and certain related components from the Company, purchase the Indy workstations directly from SGI and assemble the Cyclone locally. The Company plans to open an office in Japan in 1997 and to pursue expansion into this geographic region.

  MARKETING ACTIVITIES

  The Company's marketing efforts are primarily directed to color copier dealers and manufacturers and, to a lesser extent, to prospective end users of the Company's products. These marketing efforts generally consist of trade show attendance, advertising campaigns, mailings and product branding.

  CUSTOMER SERVICE AND SUPPORT

  The Company employs 11 domestic and 15 European technical support personnel who provide telephone and field support to assist its distributors and end users in the installation, upgrade, configuration and use of the Company's products. The Company also maintains a toll free support line (800-RGB-CMYK) from 6:00 a.m. to 5:00 p.m. Pacific time to answer any inquiries regarding the Company's products and to assist end users in the operation of the Cyclone.

  The Company offers warranties on the Cyclone ranging from 60 days to one year. The Company generally extends to its customers a warranty that corresponds to the warranty provided to the Company by its suppliers. The failure of a supplier to meet its warranty obligations may require the Company to assume responsibility for such warranty obligations which could have a material adverse effect on the Company's business, financial condition and results of operations.

END USERS

  The Company's products are used by a broad range of end users in a variety of industries, but the Company primarily focuses on the on demand color printing market and the production publishing market. Representative end users of the Cyclone include the following companies:

ADVERTISING                  CONSUMER GOODS/SERVICES    MANUFACTURING
Bozell Worldwide             Calvin Klein, Inc.         Bechtel Corporation
Creative Artists Agency      Donna Karan                The Boeing Company
DDB Needham Worldwide         International, Inc.       Chrysler Corporation
Ogilvy & Mather              G.D. Searle & Co.          Daimler Benz AG
Young & Rubicam Inc.         Heineken N.V.              Ford Motor Company
                             Nestle USA, Inc.           Lockheed Martin
                             Nordstrom, Inc.             Corporation
COMMUNICATIONS & TECHNOLOGY  Price-Costco               Monsanto Company
AT&T Corporation             The Procter & Gamble Co.
Ericsson Telecom Company
Lucent Technologies, Inc.                               PRINT-FOR-PAY
Microsoft Corporation        ENTERTAINMENT              Kinko's, Inc.
Xerox Corporation            Atlantic Records           Sir Speedy Printing
                             Blockbuster Entertainment
                              Corp.
CONSULTING & FINANCIAL       MCA Inc.                   PUBLISHING
 SERVICES                    Paramount Studios, Inc.    Associated Press
Arthur Andersen & Co. LLP    Time Warner, Inc.          Fortune Magazine
Austrian National Bank       The Walt Disney Company    People Magazine
Bear Stearns & Co. Inc.      Virgin Interactive         Rolling Stone Magazine
Ernst & Young LLP             Entertainment, Inc.       Time Magazine
J.P. Morgan & Co. Inc.
KPMG Peat Marwick LLP


RESEARCH AND DEVELOPMENT

  The Company believes its future success will depend upon its ability, in a timely manner, to develop and introduce new products and product enhancements which incorporate evolving technologies and emerging industry standards. The Company intends to take advantage of technological advancements in digital document products and continue to develop innovative software based products and components that provide increasingly higher levels of performance and reliability and achieve cost reductions for its existing products. Research and development expenses for the years ended December 31, 1994, 1995 and 1996 were $894,000, $1.5 million and $2.0 million, respectively. The Company maintains two product development teams consisting of a total of 14 software and hardware design engineers located in Irvine, California and Vancouver, Washington. The Company also engages independent research and development firms from time to time to handle special projects.

  The Company intends to focus its development efforts in general on expanding the compatibility of its products across multiple workstation and server platforms, the ongoing refinement of advanced color technology and the continued development of new and enhanced software and hardware components. In order to provide additional functionality, the Company plans to integrate, where appropriate, licensed OEM technology from strategic partners.

  In particular, the primary focus of the Company's current research and development activities consists of (i) completing the development of the NS Plus 3.0, (ii) adapting the Cyclone to operate on SGI's new O/2/ platform,
(iii) offering proprietary software and components to provide increased functionality and connectivity to advanced digital color copiers, large format printers and additional output devices, and (iv) developing new software and integrating much of the Company's current program code to run under the Windows NT operating system on Intel based platforms. By offering a Windows NT product, the Company intends to take advantage of the performance and cost savings associated with Intel based platforms and to leverage the increasing number of client/server, Internet, telephone and network connectivity applications currently available or under development for Windows NT based systems. There can be no assurance that the Company will be successful in developing and marketing new products or enhancements to the Company's existing products, or that its products will adequately address the changing needs of the market.

  The O/2/ does not currently accommodate two internal interface boards and, accordingly, the Company may not be able to provide dual copier support on this platform which could adversely affect the marketability of the Cyclone. While the Company is currently developing interface boards and making revisions to its Cyclone software to adapt to the O/2/ and is investigating alternative methods to continue to provide dual copier support, such development is only partially completed. There can be no assurance that such development will be fully completed on a timely basis, if at all, or that the Company will be able to continue to provide dual copier support. See "-- Network Server Products--COLORBUS Cyclone Imaging System."

MANUFACTURING, SUPPLIERS AND LICENSORS

  The Company's manufacturing operations for the Cyclone typically consist of the integration of the Company's proprietary software and copier interface boards, Adobe PostScript, additional memory and other components into the workstation platform, and the implementation of testing and quality assurance programs. The Company's Cyclone products which are sold in the United States and Canada are assembled at the Company's principal facility located in Irvine, California, and the Company's products which are sold in Europe are assembled at the Company's facility in the Netherlands. The Company's distributors in Australia and Asia purchase the software, interface boards and related components from the Company, purchase workstations from SGI and assemble the Cyclone locally. The Company will provide its proprietary software, interface boards and related components to Xerox for the NS Plus
3.0. Xerox will purchase or arrange for the purchase of the workstations, will license PostScript from Adobe and will arrange for the assembly of the final product.

  Management believes that the Company maintains inventory levels adequate to meet anticipated short term production levels. The Company is, however, dependent upon single sources for several components, including workstations, interface boards, DRAMs and densitometers.

  The Cyclone currently operates on the Indy workstation manufactured by a single supplier, SGI. Pursuant to the Company's agreement with SGI, SGI granted the Company a nonexclusive license to incorporate the Company's software and components into the Indy workstation and certain successor products. This agreement expires in February 1998, and may be renewed for subsequent one year terms upon the mutual prior written agreement of the Company and SGI. There can be no assurance that the Company's agreement with SGI will be renewed or extended on favorable terms, if at all. SGI recently introduced a new workstation, the O/2/, which the Company anticipates will replace the Indy workstation in mid 1997. The Company is currently developing interface boards and making revisions to its software to adapt to this new workstation. Sales of the Indy based Cyclone may decline pending the introduction of the new workstation. If SGI were to discontinue production of the Indy before the Company is able to adapt to the new platform, or if SGI were unable to provide or otherwise ceases to provide an acceptable level of end user customer support for the Indy workstation, the Company's business, financial condition and results of operations would be materially and adversely affected. The Company is also evaluating other workstation platforms for its products, but there can be no assurance that such development efforts will be successful in a timely manner, if at all, or that network print servers utilizing alternative workstations from other manufacturers will be accepted in the market.

  The Company's copier interface boards are also manufactured by a single supplier, CDI. While the Company believes that the boards could be successfully manufactured by an alternative supplier, a disruption in the supply of the boards could have an adverse effect on the Company's ability to fulfill orders on a short term basis. The Company's domestic and European operations each purchase DRAMs from a single supplier. Although other sources are available, a change in the Company's DRAM suppliers could cause delays in the Company's ability to obtain these components, which could limit production of the Company's products. Such delays could be exacerbated in times of memory shortages. Any inability to obtain adequate deliveries of any of the components used in the Company's products, including DRAMs, or any circumstance which would require the Company to seek an alternate supplier for its sole sourced components could affect the Company's ability to ship products on a timely basis, which could damage relationships with current and prospective customers and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's products utilize the Adobe Configurable PostScript Interpreter. PostScript interprets page description (text, graphics and images) written in the programming language and generates raster image output. The Company's nonexclusive license agreement with Adobe expires in November 1997 and is subject to renewal upon mutual consent. Pursuant to this agreement, the Company pays royalties to Adobe for each copy of PostScript incorporated in the Cyclone, which generally constitutes a significant portion of the product cost of the Cyclone. The Company also participates in Adobe's quality assurance program which requires Adobe's approval each time the Company develops a new product that includes PostScript, incorporates a new version of PostScript into its products (such as Adobe's Level 3 PostScript interpreter which is scheduled to be released in 1997), or if the Company significantly changes an existing product that incorporates PostScript. Any delay in the release of future versions of PostScript or any material defects in such software could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company to date has been able to obtain licenses for PostScript as requested, there can be no assurance the Company will be able to extend or renew this license or obtain new licenses for future versions of PostScript, on favorable terms, in a timely manner, if at all. If the Adobe license agreement is terminated for any reason or if the Company's relationship with Adobe is impaired, the Company could be required to adopt an alternative software which would require the expenditure of significant resources and time. Although the Company believes it would be able to incorporate similar software from another supplier, such incorporation may reduce the marketability and functionality of the Company's products and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's products may contain undetected hardware or software defects when first introduced or when new versions are released, and the Company has in the past discovered software defects in certain of its new products after their introduction. Although the Company has not experienced any material adverse effects resulting from any defects to date, there can be no assurance that errors would not be found in new versions of the Company's products after commencement of commercial shipments, or that any such defects would not result in a loss of or delay in market acceptance which could cause a material adverse effect on the Company's business, financial condition and results of operations. In addition, defects in the Company's products (including errors in licensed third party software) detected prior to the Company's release of new products could result in a delay in or the cancellation of the introduction of such new products causing the Company to incur significant additional expenses.

COMPETITION

  The markets for the Company's products are relatively new and evolving, and are characterized by intense competition and rapid technological change. The Company primarily competes with several manufacturers of color print servers, including EFI and Splash, as well as manufacturers of digital color copiers and color laser printers. These competitors are expected to expand the functionality and performance of their products which may render such technologies more competitive than the Company's products. The Company believes the principal competitive factors in its markets are product features, functionality, performance and price as well as strategic relationships with key partners in existing distribution channels. The Company believes that the ability to incorporate platforms manufactured by various workstation manufacturers and adapt to the Windows NT operating system may also be an important competitive factor in the future.

  The Company believes that it enjoys a competitive advantage as a result of the Cyclone's enhanced and easy to use features, its ability to support multiple output devices, and its open, upgradeable system. EFI's competing product is a dedicated printer controller which lacks certain of the advantages and functionality of an open, upgradeable system such as the Cyclone. Xerox and Canon have entered into OEM arrangements with certain of the Company's competitors which has made it more difficult for the Company to market its products through such manufacturers' branches and subsidiaries. Certain competing color print servers have achieved greater brand recognition than the Cyclone which has further impacted the Company's ability to achieve increased market acceptance of its products.

  The Company also competes with manufacturers of digital color copiers who incorporate color server features into their copiers, and manufacturers of color laser printers that offer increasing speed and color server capability. Recent advancements in color laser printers manufactured by Hewlett-Packard, Tektronix and others offer increasing speed and color capabilities, and a broad range of color calibration and color management software, components and systems. As component prices decrease and the processing power and other functionality of copiers and laser printers increases, manufacturers of such output devices will continue to add color server functionality to their systems which could reduce the market for the Company's existing products. Certain competitors have developed embedded color printer controllers that reside inside the copier or printer. To the extent copier manufacturers incorporate color server technology with their copiers as an integrated color solution, the Company's ability to sell its products through such manufacturers will likely be materially and adversely affected.

  The Company also competes indirectly with companies engaged in the electronic prepress market which offer color separation software, color editors and page layout software. While this software is typically complementary to the Company's products, it may also become increasingly competitive to the extent that providers of such software extend the functionality of their products in future releases.

  Many of the Company's competitors have significantly greater financial, technical, manufacturing and marketing and other resources than the Company, and there can be no assurance that the Company will be able to compete successfully with these companies.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

  The Company relies heavily on proprietary technology which it protects primarily through copyright, trademark and trade secret laws, exclusive licensing arrangements, employee nondisclosure agreements and other security measures. Due to rapid advancements in color image processing technology, the Company has decided to rely on trade secret protection instead of pursuing patents in an attempt to avoid any disclosure of the Company's software and components. The Company is in the process of obtaining confidentiality agreements from each of its employees. Despite these precautions, there can be no assurance that the Company will be successful in protecting its proprietary technology, or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

  Intellectual property rights have been the subject of substantial litigation in the computer software and hardware industry. Although no known infringement claims or lawsuits are currently pending against the Company, there can be no assurance that infringement claims by third parties, or claims for indemnification resulting from infringement claims, will not be asserted in the future. All claims, regardless of merit could be time consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. Litigation may be necessary in the future to protect the Company's trade secrets or know-how owned by or licensed to the Company, to defend the Company against infringement claims or to determine the scope and validity of the proprietary rights of others. Litigation to determine the validity of any claims could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks. In addition, the Company may lack sufficient resources to initiate a meritorious claim. In the event of an adverse ruling in any litigation regarding intellectual property, the Company may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop noninfringing technology or obtain licenses to infringing or substituted technology. The failure of the Company to develop or license, if required, a substitute technology on acceptable terms could have a material adverse affect on the Company's operating results.

FACILITIES

  The Company leases approximately 12,000 square feet in Irvine, California pursuant to two leases which expire in April 1997. These buildings are used as the Company's headquarters and include administration, manufacturing, marketing and sales, customer service and distribution facilities. The Company also leases approximately 5,600 square feet in Vancouver, Washington which is used for research and product development. This lease expires in August 1999. The Company also leases office space in Austria, France, Germany, the Netherlands and the United Kingdom. The Company plans to relocate its corporate headquarters and domestic manufacturing facilities in 1997 to a larger facility in Orange County, California. The Company believes that this new facility will be sufficient to meet its needs for the foreseeable future.

EMPLOYEES

  As of February 15, 1997, the Company employed 111 people, including 43 in sales and marketing, 26 in customer service and support, 14 in research and product development, six in manufacturing, and 22 in finance and administration. The Company's future success will depend in large part upon its ability to continue to attract and retain highly qualified technical, marketing and management personnel, the competition for whom is intense. The Company's employees are not represented by any collective bargaining agreements. The Company has never experienced a work stoppage. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

  From time to time, the Company has been involved in litigation relating to claims arising out of its operations in the normal course of business. As of the date of this Prospectus, the Company is not a party to any legal proceedings, the adverse outcome of which, in management's opinion, individually or in the aggregate, would have a material adverse effect on the Company's results of operations or financial position.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors, executive officers and key employees of the Company are as follows:

                NAME           AGE                   POSITION
                ----           ---                   --------
      Worth T. Probst(1)        58 Chairman of the Board
      Paul R. Peffer(1)         44 Chief Executive Officer and Director
                                   President, Chief Operating Officer and
      Barry Broere(1)           45 Director
      Kees Mulder(1)            41 Executive Vice President, Global Marketing
                                   and Strategy and Director
      Cameron C. Altenhof-Long  27 Chief Technology Officer and Vice President
      Steven Kang               32 Vice President, Engineering
      Terry Kennell             37 Vice President, Customer Service
      Don S. Krysinski          43 Vice President, Sales North America
      Paul de Roij              40 Director of Finance, CDS
      Dean N. Trojan            40 Chief Financial Officer and
                                   Vice President, Finance and Administration
      Patrick Arrington         54 Director

--------
(1) Members of the Executive Committee.

  Worth T. Probst has been the Chairman of the Board of the Company since it commenced operations in 1990 and served as the Chief Executive Officer of the Company from inception until January 1995. From 1974 to 1988, Mr. Probst owned and operated two Canon copier dealerships in Southern California and Hawaii which he sold in 1988 and 1993, respectively. Prior to 1974, Mr. Probst was employed by Xerox Corporation in several capacities including division marketing manager, branch manager and sales representative. Mr. Probst received a B.S. degree in Chemistry and Biology from Syracuse University and an M.B.A. degree from Northwestern University.

  Paul R. Peffer joined the Company in May 1990 as its President and as a Director. Mr. Peffer was promoted to Chief Executive Officer in January 1995. Mr. Peffer also served as Chief Operating Officer between December 1994 through December 1996. From June 1985 to December 1989, Mr. Peffer served in various positions and most recently as Vice President, Finance for University Copy Systems, one of the Canon dealerships owned by Mr. Probst. Mr. Peffer received a B.S. degree in Business from Augsburg College.

  Barry Broere joined the Company in December 1996 as its President and Chief Operating Officer and as a Director following the Company's acquisition of CDS. Mr. Broere cofounded CDS in August 1992 and continues to serve as a Managing Director of CDS. From June 1989 to July 1992, Mr. Broere served as a Managing Director of the Color and Document Systems Division of HCS Technology. From 1976 to 1989, Mr. Broere served in various management positions with Nashua Corporation, most recently as the General Manager of its Laser Printer Systems Division.

  Kees Mulder joined the Company in December 1996 as its Executive Vice President, Global Marketing and Strategy and as a Director following the Company's acquisition of CDS. Mr. Mulder cofounded CDS and has served as its Director of Marketing and Sales since August 1992 and continues to serve as a Managing Director of CDS. From August 1989 to July 1992, Mr. Mulder served as the Director of Marketing and Sales of the Color and Document Systems division of HCS Technology. From 1984 to 1989, Mr. Mulder served in various marketing positions with Samas Group, most recently as its Marketing Manager Office Equipment.

  Cameron C. Altenhof-Long has served as the Company's Chief Technology Officer and Vice President since January 1992 and as a software consultant to the Company from June 1991 to January 1992. Mr. Altenhof-Long received a B.S. degree in Electrical Engineering and Computer Engineering from the Carnegie Mellon Institute in May 1992.

  Steven Kang has served as the Company's Vice President, Engineering since November 1996. From May 1988 through November 1996, Mr. Kang was employed by Xerox as a Principal Software Engineer. Prior to that, Mr. Kang was a Software Engineer for Unisys Corporation. Mr. Kang received a B.S. degree in Computer Science from the University of California, Irvine, an M.S. degree in Computer Science from the University of Southern California and an M.B.A degree from the University of California, Los Angeles.

  Terry Kennell joined the Company in January 1995 as its Director of Technology Support and became the Vice President, Customer Service in August 1995. Prior to joining the Company, Mr. Kennell was employed by Delta Business Systems, a subsidiary of IKON, from 1982 through January 1995 as the Director of Technical Support.

  Don S. Krysinski joined the Company in May 1995 as its Vice President, Marketing and became the Vice President, Sales North America in January 1997. From 1988 to May 1995, Mr. Krysinski served as the Vice President, General Manager and Director of Marketing of Point 4 Data Corporation. Mr. Krysinski received a B.S. degree in Management from California State University, Long Beach and an M.B.A degree from the University of Phoenix.

  Paul de Roij joined the Company in December 1996 following the Company's acquisition of CDS. Mr. de Roij joined CDS in October 1992 as its Director of Finance and became a Managing Director of CDS in December 1993. From February 1991 to September 1992, Mr. de Roij served as the Director of Finance of the Public Automation Division of HCS Technology. From 1987 to 1991, Mr. de Roij served in various Divisions of Interpolis NV as Financial Controller. Mr. de Roij received a B.S. degree in Economics from Tilburg University, the Netherlands.

  Dean N. Trojan has served as the Company's Chief Financial Officer and Vice President, Finance and Administration since December 1994. From November 1993 through August 1994, Mr. Trojan was employed by Cybernetics Products, Inc. as its Chief Financial Officer, and from February 1990 through March 1993 served as Controller and Chief Financial Officer of Koll Management Services, Inc. Prior to that, Mr. Trojan was employed by Ernst & Young for eleven years, most recently as a Senior Manager. Mr. Trojan received a B.S. degree in Accounting from California State University, Long Beach.

  Patrick Arrington was appointed to the Board of Directors of the Company in January 1995. Mr. Arrington has been engaged in the practice of law since 1968 and is a member of the law firm of Brobeck, Phleger & Harrison LLP, Newport Beach, California, counsel to the Company. Mr. Arrington received a B.A. degree in History from the University of New Mexico and an LL.B. degree from Harvard Law School. Mr. Arrington is currently also a member of the Board of Directors of Proxima Corporation.

EXECUTIVE COMPENSATION

  The following table sets forth certain summary information concerning compensation paid or accrued for services rendered to the Company in all capacities during the year ended December 31, 1996 to (i) the Company's Chief Executive Officer, (ii) each of the three other most highly compensated executive officers whose total salary and bonus for 1996 exceeded $100,000 and
(iii) two executive officers of CDS who became executive officers of the Company and would have been included among the Company's four most highly compensated executive officers had they been employed by the Company during 1996 (the "Named Executive Officers").

                                                                   LONG TERM
                                                                  COMPENSATION
                                         ANNUAL COMPENSATION         AWARDS
                                      --------------------------- ------------
                                                                   SECURITIES
                                                                   UNDERLYING
NAME AND PRINCIPAL                                 OTHER ANNUAL      STOCK        ALL OTHER
POSITION                  FISCAL YEAR SALARY($)   COMPENSATION($)  OPTIONS(#)  COMPENSATION($)
------------------        ----------- ---------   --------------- ------------ ---------------
Worth T. Probst,
 Chairman of the Board..     1996      144,000        14,886(1)          --           535(2)
Paul R. Peffer,
 Chief Executive
 Officer................     1996      215,000            --             --         5,290(2)(3)
Barry Broere,
 President and Chief
 Operating Officer......     1996      272,823(6)         --             --        17,632(4)
Kees Mulder,
 Executive Vice
 President, Global
 Marketing and Strategy.     1996      272,823(6)         --             --        15,869(4)
Cameron C. Altenhof-
 Long,
 Vice President and
 Chief Technology
 Officer................     1996      360,000            --         19,592(5)      3,743(2)(3)
Dean N. Trojan,
 Chief Financial Officer
 and Vice President,
 Finance and
 Administration.........     1996      120,000            --             --           483(2)

--------
(1) Includes payments to the Named Executive Officer of $13,902 for a car allowance and $984 for club dues.
(2) Includes matching contributions under the Company's 401(k) plan.
(3) Includes premiums paid by the Company for life insurance and long term disability insurance for the benefit of the Named Executive Officer.
(4) Includes premiums paid by CDS for life insurance and accidental death coverage for the benefit of the Named Executive Officer.
(5) This option vests annually over a four year period commencing January 1996 and expires in January 2006 subject to continued employment. The exercise price of this option is $11.02 which is equal to the fair market value of the underlying Common Stock on the date of grant, as determined by the Board of Directors of the Company.
(6) Actual salary is NLG 459,824 which includes amounts payable to such officers' personal holding companies pursuant to the Management Agreement between CDS and such personal holding company as well as other amounts payable directly from other CDS subsidiaries. Amounts specified in the table are based upon the average exchange rate of Dutch guilders to U.S. dollars for the year ended December 31, 1996. See "--Employment Contracts, Termination of Employment Agreements and Change in Control Arrangements."

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1996 to each of the Named Executive Officers.

                                       INDIVIDUAL GRANTS
                         ----------------------------------------------
                                     PERCENT OF                         POTENTIAL REALIZABLE VALUE
                         NUMBER OF     TOTAL                            AT ASSUMED ANNUAL RATES OF
                         SECURITIES   OPTIONS                            STOCK PRICE APPRECIATION
                         UNDERLYING GRANTED TO   EXERCISE OR                FOR OPTION TERM(1)
                          OPTIONS   EMPLOYEES IN BASE PRICE  EXPIRATION ---------------------------
          NAME            GRANTED   FISCAL YEAR    ($/SH)       DATE         5%            10%
          ----           ---------- ------------ ----------- ---------- ------------- -------------
Worth T. Probst.........       --         --           --           --             --            --
Paul R. Peffer..........       --         --           --           --             --            --
Barry Broere............       --         --           --           --             --            --
Kees Mulder.............       --         --           --           --             --            --
Cameron C. Altenhof-
Long....................   19,592       23.5%       11.02     01/08/06  $     135,781 $     344,095
Dean N. Trojan..........       --         --           --           --             --            --

--------
(1) The exercise price of such options was equal to the fair market value of the Common Stock on the date of grant. The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent management's estimate or projection of future trading prices of the Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

  The following table sets forth information with respect to exercises of stock options by the Named Executive Officers during the fiscal year ended December 31, 1996 and the number and value of securities underlying unexercised options held by the Named Executive Officers as of December 31, 1996.

                          SHARES                NUMBER OF SECURITIES
                         ACQUIRED              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                            ON                       OPTIONS AT          IN-THE-MONEY OPTIONS AT
                         EXERCISE   VALUE       DECEMBER 31, 1996(#)     DECEMBER 31, 1996($)(1)
          NAME              (#)   REALIZED($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           -------- ----------  ------------------------- -------------------------
Worth T. Probst.........    --        --                    --/--                 --/--
Paul R. Peffer..........    --        --                    --/--                 --/--
Barry Broere............    --        --                    --/--                 --/--
Kees Mulder.............    --        --                    --/--                 --/--
Cameron C. Altenhof-
Long....................    --        --                --/19,592
Dean N. Trojan..........    --        --            20,400/10,212

--------
(1) No public market existed for the Common Stock at December 31, 1996. Accordingly, these values have been calculated based on the assumed initial public offering price.

1997 STOCK INCENTIVE PLAN

  The Company's 1997 Stock Incentive Plan (the "1997 Plan") became effective on January 17, 1997 upon adoption by the Board of Directors and the Company's stockholders. A total of 350,000 shares of Common Stock have been authorized for issuance under the 1997 Plan.

  The 1997 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, nonemployee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of

Common Stock at an exercise price not less than the fair market value of those shares on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than fair market value at the time of issuance or as a bonus awarded for services rendered the Company, and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible nonemployee Board members to purchase shares of Common Stock at an exercise price equal to 100% of the fair market value of those shares on the grant date.

  The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Company's Board of Directors until the Company establishes a Compensation Committee. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The administration of the Automatic Option Grant Program will be self executing in accordance with the express provisions of that program.

  The exercise price for the shares of Common Stock subject to option grants made under the 1997 Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more individuals in their acquisition of shares of Common Stock through option exercises or direct issuances by allowing such individuals to deliver a full recourse, interest bearing promissory note in payment of the applicable exercise or issue price and any associated withholding taxes incurred in connection with their acquisition of those shares.

  In the event that the Company is acquired by merger or sale of substantially all of the Company's assets or more than 50% of the Company's outstanding voting securities, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or otherwise to continue in effect will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have the authority under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a designated period (not to exceed six (6) months) following (i) an acquisition in which those options are assumed or those repurchase rights are assigned or (ii) a hostile change in control of the Company effected by a successful tender offer for more than 50% of the Company's outstanding voting stock.

  Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock.

  The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program in return for the grant of new options for the same or different number of option shares with an exercise price per share not less than the fair market value of the Common Stock on the new grant date.

  Under the Automatic Option Grant Program, each individual who first joins the Board after the effective date of this Offering as a nonemployee Board member will receive an option grant for shares of Common Stock at the time of his or her commencement of Board service, provided such individual has not otherwise been in the prior employ of the Company. In addition, at each annual stockholders meeting, beginning with the first annual meeting held after the effective date of this Offering, each individual who is to continue to serve as a nonemployee Board member will receive an option grant to purchase shares of Common Stock.

  Each automatic grant will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of Board service. The initial grant will vest immediately and each annual grant thereafter will vest over four years measured from the grant date. However, the shares subject to each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company, or
(ii) the death or disability of the optionee while serving as a Board member.

  The Board may amend or modify the 1997 Plan at any time. The 1997 Plan will terminate in January 2007, unless sooner terminated by the Board.

OTHER STOCK OPTIONS

  Between December 1994 and January 1996, the Company granted nonqualified stock options to certain members of the Company's senior management for the purchase of an aggregate of 113,878 shares of Common Stock at a weighted average exercise price of $10.43 per share. Such options generally vest over a four year period commencing one year following the date of grant. These options were not granted under any formal stock option plan. All of these options were granted in consideration for services rendered by the Optionees to the Company, and no cash consideration was tendered for these options.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  The Company's wholly-owned subsidiary, CDS has entered into a Management Agreement with each of the personal holding companies of Messrs. Broere and Mulder effective January 1, 1996, pursuant to which such companies are responsible for the management of CDS and certain of its subsidiaries. These agreements have an indefinite term but are terminable by either party upon 24 months prior written notice. As consideration for the services rendered under such agreements, CDS is required to pay to each of such personal holding companies a management fee in the amount of NLG 336,000 (U.S. $192,000 as of December 31, 1996) in addition to other consideration payable by other subsidiaries of CDS.

  The Company also provides options grants as incentives (which are typically subject to a four year vesting schedule) to attract and retain executive officers and other key employees. The Compensation Committee of the Board of Directors, as Plan Administrator of the 1997 Plan, will have the authority to provide for the accelerated vesting of options held by such individuals under the 1997 Plan, in connection with the termination of the individual's employment following an acquisition in which these options are assumed or the repurchase rights with respect to the unvested shares are assigned.

BOARD COMMITTEES

  The Company currently has an Executive Committee of the Board of Directors consisting of Messrs. Broere, Mulder, Peffer and Probst. The Executive Committee has the full power and authority of the Board of Directors except where prohibited by law, and has the primary authority for the strategic planning and management of the Company. Upon consummation of the Offering, the Company intends to establish a Compensation Committee which will administer the Company's 1997 Plan, and an Audit Committee which will supervise and make recommendations and decisions with respect to the periodic audits of the Company's financial results. The Company intends to appoint two outside directors following this Offering who will serve on these committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No other interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors of any other company.

DIRECTOR COMPENSATION

  Directors of the Company do not receive any compensation for their services as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. Pursuant to the Automatic Option Grant Program contained in the 1997 Plan, each nonemployee director will receive an option to purchase shares of Common Stock at the commencement of his service on the Board of Directors. In addition, at each annual stockholders meeting, each individual who is elected to continue to serve as a nonemployee director will receive an option to purchase additional shares of Common Stock. See "--1997 Stock Incentive Plan." In January 1996, Patrick Arrington received a grant of an option to purchase 14,694 shares of the Company's Common Stock at an exercise price of $11.02 per share, of which 7,200 shares vested in January 1997, 3,600 shares vest in January 1998 and 3,894 shares vest in January 1999.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the Delaware General Corporation Law, the Company can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by law and require the Company to advance litigation expenses upon receipt by the Company of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  The Company's Certificate of Incorporation provides that, pursuant to Delaware Law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

  The Company has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Company's directors and certain of its officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Company.

  There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                             CERTAIN TRANSACTIONS

  On December 31, 1996, the Company issued 1,054,943 shares of its common stock in exchange for all the issued and outstanding capital stock and loans payable to certain stockholders of CDS. CDS had theretofore been the Company's exclusive sales and marketing agent in Europe. Messrs. Broere and Mulder were founders, principal stockholders and managing directors of CDS, and became principal stockholders and executive officers of the Company as a result of the transaction. As a result of this business combination, which was accounted for as a pooling of interests, CDS became a wholly owned subsidiary of the Company and its results of operations are included in the Company's consolidated statements of operations for all periods presented.

  From time to time, the Company has borrowed from certain of its principal stockholders on terms no less favorable to the Company than those available from unaffiliated third parties. At December 31, 1996, no such loans were outstanding.

                      PRINCIPAL AND SELLING STOCKHOLDERS
  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 15, 1997, and as adjusted to reflect the sale of Common Stock by the Company and the Selling Stockholders offered hereby, by (i) each of the Selling Stockholders,
(ii) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (iii) each of the Company's directors,
(iv) each of the Named Executive Officers, and (v) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                       SHARES                   SHARES
                                    BENEFICIALLY    NUMBER   BENEFICIALLY
                                   OWNED PRIOR TO     OF     OWNED AFTER
                                     OFFERING (1)   SHARES    OFFERING(1)
                                  -----------------  BEING  --------------
       NAME AND ADDRESS(2)         NUMBER   PERCENT OFFERED NUMBER PERCENT
       -------------------        --------- ------- ------- ------ -------
Worth T. Probst(3)...............   920,813  30.6%
Barry Broere(4)..................   506,411  16.8%
Paul R. Peffer...................   411,427  13.6%
Kees Mulder(4)...................   337,607  11.2%
Terry M. Giles(5)................   264,489   8.8%
 16902 Via Cuesta Verde
 Rancho Santa Fe, CA 92067
Gaymark Associates...............   156,734   5.2%
 635 Madison Avenue
 New York, NY 10022
Cameron C. Altenhof-Long(6)......   151,739   5.0%
Dean N. Trojan(7)................    20,400     *
Patrick Arrington(8) ............     7,200     *
All directors and executive
 officers as a group
 (7 persons)..................... 2,326,209  75.6%

--------
*   Less than 1%
(1) Beneficial ownership is based upon 3,014,118 shares of Common Stock as of
    February 15, 1997 and           shares of Common Stock outstanding after
    completion of this Offering. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed to be outstanding and beneficially owned by the person holding such option for the purpose of computing beneficial ownership of such person, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.
(2) The address of Messrs. Probst, Peffer, Broere, Mulder and Altenhof-Long is c/o COLORBUS, Inc., 18261 McDurmott West, Irvine, California 92614.
(3) Includes 600,000 shares of Common Stock held by Mr. Probst's family limited partnership. Also includes shares subject to an option granted to Mr. Altenhof-Long to purchase up to 58,775 shares of Common Stock, of which 29,388 shares are exercisable within 60 days of the date of this Prospectus.
(4) All of such shares are owned by the Netherlands personal holding company of the named individual.
(5) All of such shares are held by Millenium Partners. Mr. Giles is the General Partner of Millenium Partners and has the sole voting and investment control over such shares. Mr. Giles served as a director of the Company until December 1996.
(6) Includes options to purchase 4,800 shares of Common Stock which are exercisable within 60 days of the date of this Prospectus. Also includes options to purchase 29,388 shares of Common Stock held by Mr. Probst, which are exercisable by Mr. Altenhof-Long within 60 days of the date of this Prospectus pursuant to an option to purchase 58,775 shares of Common Stock. Mr. Altenhof-Long served as a director of the Company until December 1995 and currently serves as the Chief Technology Officer and Vice President of the Company.
(7) Consists of options to purchase 20,400 shares of Common Stock which are exercisable within 60 days of the date of this Prospectus.
(8) Consists of options to purchase 7,200 shares of Common Stock which are exercisable within 60 days of the date of this Prospectus.

                         DESCRIPTION OF CAPITAL STOCK

  Upon completion of this Offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $.0001 par value, and 1,000,000 shares of Preferred Stock, $.0001 par value.

COMMON STOCK

  As of February 15, 1997, the Company had outstanding 3,014,118 shares of Common Stock, held of record by 20 stockholders. Upon consummation of this
Offering, the Company will have outstanding           shares of Common Stock
after giving effect to the sale of the shares of Common Stock offered hereby.

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. There are no cumulative voting or preemptive rights applicable to any shares of Common Stock. Subject to preferences that may be applicable to any shares of Preferred Stock issued in the future, holders of Common Stock are entitled to participate pro rata in distributions and in such dividends as may be declared by the Board of Directors out of the funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be issued in this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation, and could have the effect of delaying, deferring or preventing a change in the control of the Company. No shares of Preferred Stock are outstanding as of the date of this Prospectus, and the Company does not have any current plans to issue any shares of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering,             shares of Common Stock
(           shares if the Underwriters' over-allotment options are exercised
in full) will be outstanding. Of these shares, the             shares sold in
this Offering (             shares if the Underwriters over-allotment options
are exercised in full) will be freely tradeable without restriction under the Securities Act. The remaining 3,014,118 shares of Common Stock held by existing stockholders are "restricted securities" within the meaning of Rule 144 under the Act and, subject to the lock-up described below, will become eligible for sale subject to the provisions of Rule 144 and Rule 701 under the Act.

  All stockholders, officers and directors of the Company have agreed with the Underwriters that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose of (or announce any offer, sale, offer of sale, contract to sell, pledge, grant of any options to purchase or other sale or disposition) of any shares of Common Stock or other capital stock of the Company or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, any shares of Common Stock or other capital stock of the Company, without the prior written consent of Prudential Securities Incorporated, for a period of 180 days after the date of this Prospectus. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares of Common Stock subject to such agreement. After such 180 day period, this restriction will expire and shares permitted to be sold under Rule 144 will be eligible for sale. See "Underwriting."

  In general, under Rule 144 as currently in effect, if two years have elapsed since the date of acquisition of beneficial ownership of restricted shares of Common Stock from the Company or any affiliate, the acquiror or subsequent holder thereof is entitled to sell within any three month period a number of such shares that does not exceed the greater of 1% of the then outstanding shares of the same series of Common Stock or the reported average weekly trading volume of the Common Stock on national securities exchanges during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of restricted shares of Common Stock from the Company or any affiliate and the acquiror or subsequent holder is not deemed to have been an affiliate of the Company for at least 90 days prior to a proposed transaction, such person would be entitled to sell such shares under Rule 144 without regard to the limitations described above. These holding periods will be reduced to one year and two years, respectively, as of April 29, 1997.

  As of December 31, 1996, the Company had outstanding options to purchase 113,878 shares of Common Stock. Any employee of the Company who has been granted options to purchase shares or who has purchased shares pursuant to a written compensatory plan or contract prior to the effective date of this Offering is entitled to rely on the resale provisions of Rule 701 promulgated under the Act, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

  On January 17, 1997, the Company reserved 350,000 shares of Common Stock for issuance pursuant to the 1997 Stock Incentive Plan. The Company intends to file a registration statement on Form S-8 under the Act approximately 90 days after the date of this Prospectus to register shares to be issued pursuant to such plan and other outstanding options. Shares of Common Stock issued under this plan after the effective date of such registration statement will be freely tradeable in the public market, subject to lock-up agreements and, in the case of sales by affiliates, to the amount, manner of sale, notice and public information requirements of Rule 144. See "Management--1997 Stock Incentive Plan."

  Prior to this Offering, there has been no public market for the Common Stock and there is no assurance a significant public market for the Common Stock will develop or be sustained after this Offering, or that the market price of the Common Stock will not decline below the initial public offering price. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), for whom Prudential Securities Incorporated and Hambrecht & Quist LLC are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth below opposite their respective names.

                                                                       NUMBER
     UNDERWRITER                                                       OF SHARES
     -----------                                                       ---------
   Prudential Securities Incorporated.................................
   Hambrecht & Quist LLC..............................................
                                                                       ---------
     Total............................................................
                                                                       =========

  The Company and the Selling Stockholders are obligated to sell, and the Underwriters are obligated to purchase, all of the shares of Common Stock offered hereby, if any are purchased.

  The Underwriters, through their Representatives, have advised the Company and the Selling Stockholders that they propose to offer the shares of Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow to certain dealers a
concession of $      per share; and that such dealers may reallow a concession
of $      per share to certain other dealers. After the initial public offering, the offering price and the concessions may be changed by the Representatives.

  The Company and the Selling Stockholders have granted to the Underwriters over-allotment options, exercisable for 30 days from the date of this
Prospectus, to purchase, in the aggregate, up to           additional shares
of Common Stock at the initial public offering price, less underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such options solely for the purpose of covering over-allotments incurred in the sale of the shares of Common Stock offered hereby. To the extent such options are exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such
Underwriter's name in the preceding table bears to            .

  The Company and certain of its stockholders have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) any shares of Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for or any right to acquire any shares of Common Stock or other capital stock of the Company for the 180-day period after the date of this Prospectus without the prior written consent of Prudential Securities Incorporated on behalf of the Underwriters. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares of Common Stock subject to such agreement.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Representatives have informed the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Prior to this Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined through negotiations among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in such determination are the prevailing market conditions, the Company's financial and operating history and condition, its prospects and the prospects for the industry in which the Company operates, the management of the Company and the market prices of securities for companies in businesses similar to that of the Company.

  In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and the Selling Stockholders, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short
position, up to           shares of Common Stock, by exercising the
Underwriters' over-allotment options referred to above. In addition, Prudential Securities Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the shares offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Newport Beach, California. Certain legal matters relating to this Offering will be passed upon for the Underwriters by Fenwick & West LLP, Palo Alto, California.

  Patrick Arrington, a member of Brobeck, Phleger & Harrison LLP, is a director of the Company and has been granted an option to purchase up to 14,694 shares of Common Stock at an exercise price of $11.02 per share.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company as of December 31, 1995 and 1996, and for each of the years in the three year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract of other document referred to are not necessarily complete, and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. The Registration Statement may be obtained from such office upon the payment of fees prescribed by the Commission. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company intends to furnish its stockholders with annual reports containing financial statements which will be audited by its independent auditors, and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                                 COLORBUS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report............................................... F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996............... F-3
Consolidated Statements of Income for the years ended December 31, 1994,
 1995 and 1996............................................................. F-4
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1994, 1995
 and 1996.................................................................. F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1994, 1995 and 1996....................................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Colorbus, Inc.:

  We have audited the accompanying consolidated balance sheets of Colorbus, Inc. as of December 31, 1995 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Colorbus, Inc. as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Orange County, California
January 24, 1997

                                 COLORBUS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                            DECEMBER 31,
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
                       ASSETS
Current assets:
  Cash and cash equivalents..........................  $   335,000  $ 2,326,000
  Trade accounts receivable, less allowance for
   doubtful accounts of $166,000 and $366,000 as of
   December 31, 1995 and 1996, respectively..........    4,537,000    4,954,000
  Inventories........................................    5,132,000    2,518,000
  Prepaid expenses and other current assets..........    1,385,000    1,076,000
  Income taxes receivable............................      174,000      157,000
                                                       -----------  -----------
    Total current assets.............................   11,563,000   11,031,000
Property and equipment, net .........................    1,993,000    1,848,000
                                                       -----------  -----------
                                                       $13,556,000  $12,879,000
                                                       ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to bank..............................  $ 1,832,000  $       --
  Current portion of term note payable to bank.......          --       375,000
  Accounts payable...................................    4,677,000    4,277,000
  Accrued liabilities................................    3,251,000    3,918,000
                                                       -----------  -----------
    Total current liabilities........................    9,760,000    8,570,000
Term note payable to bank, excluding current portion.          --       188,000
Obligations under capital leases, excluding current
portion..............................................      393,000      190,000
Loans payable to subsidiary stockholders.............      746,000          --
                                                       -----------  -----------
    Total liabilities................................   10,899,000    8,948,000
                                                       -----------  -----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, no par value. Authorized 1,000,000
   shares; no shares issued and outstanding..........          --           --
  Common stock, no par value. Authorized 50,000,000
   shares; issued and outstanding 2,940,649 shares in
   1995 and 3,014,118 shares in 1996.................    1,255,000    1,942,000
  Retained earnings..................................    1,431,000    2,059,000
  Cumulative translation adjustment..................      (29,000)     (70,000)
                                                       -----------  -----------
    Total stockholders' equity.......................    2,657,000    3,931,000
                                                       -----------  -----------
                                                       $13,556,000  $12,879,000
                                                       ===========  ===========

          See accompanying notes to consolidated financial statements.

                                 COLORBUS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                            1994         1995         1996
                                         -----------  -----------  -----------
Net revenues............................ $26,959,000  $37,220,000  $42,264,000
Cost of revenues........................  17,194,000   22,320,000   23,692,000
                                         -----------  -----------  -----------
Gross profit............................   9,765,000   14,900,000   18,572,000
                                         -----------  -----------  -----------
Operating expenses:
  Research and development..............     894,000    1,495,000    2,006,000
  Sales and marketing...................   5,298,000    9,731,000   11,907,000
  General and administrative............   1,861,000    2,412,000    2,918,000
  Other costs and expenses..............         --       181,000      397,000
                                         -----------  -----------  -----------
Total operating expenses................   8,053,000   13,819,000   17,228,000
                                         -----------  -----------  -----------
Operating income........................   1,712,000    1,081,000    1,344,000
Interest expense........................     134,000      289,000      349,000
Interest and other income...............     (13,000)     (32,000)     (13,000)
                                         -----------  -----------  -----------
Income before income taxes..............   1,591,000      824,000    1,008,000
Provision for income taxes..............     628,000      287,000      380,000
                                         -----------  -----------  -----------
Net income.............................. $   963,000  $   537,000  $   628,000
                                         ===========  ===========  ===========
Net income per share.................... $            $            $
                                         ===========  ===========  ===========
Weighted average common and common
equivalent shares.......................
                                         ===========  ===========  ===========




          See accompanying notes to consolidated financial statements.

                                 COLORBUS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                               RETAINED
                                            COMMON STOCK       EARNINGS   CUMULATIVE      TOTAL
                                        -------------------- (ACCUMULATED TRANSLATION STOCKHOLDERS'
                                         SHARES     AMOUNT     DEFICIT)   ADJUSTMENT     EQUITY
                                        --------- ---------- ------------ ----------- -------------
 Balance as of December 31, 1993......  2,911,261 $  999,000  $  (69,000)  $(23,000)   $  907,000
 Issuance of common stock upon
  exercise of stock options...........     29,388     45,000         --         --         45,000
 Stock compensation...................        --      56,000         --         --         56,000
 Net income...........................        --         --      963,000        --        963,000
 Foreign currency translation
  adjustments.........................        --         --          --     (18,000)      (18,000)
                                        --------- ----------  ----------   --------    ----------
 Balance as of December 31, 1994......  2,940,649  1,100,000     894,000    (41,000)    1,953,000
 Conversion of subsidiary stockholder
  loans payable to equity.............        --     155,000         --         --        155,000
 Net income...........................        --         --      537,000        --        537,000
 Foreign currency translation adjust-
  ments...............................        --         --          --      12,000        12,000
                                        --------- ----------  ----------   --------    ----------
 Balance as of December 31, 1995......  2,940,649  1,255,000   1,431,000    (29,000)    2,657,000
 Issuance of common stock in exchange
  for loans payable to subsidiary
  stockholders........................     73,469    687,000         --         --        687,000
 Net income...........................        --         --      628,000        --        628,000
 Foreign currency translation
  adjustments.........................        --         --          --     (41,000)      (41,000)
                                        --------- ----------  ----------   --------    ----------
 Balance as of December 31, 1996......  3,014,118 $1,942,000  $2,059,000   $(70,000)   $3,931,000
                                        ========= ==========  ==========   ========    ==========


          See accompanying notes to consolidated financial statements.

                                 COLORBUS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                            1994         1995         1996
                                         -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.............................. $   963,000  $   537,000  $   628,000
Adjustments to reconcile net income to
 net cash provided by
 (used in) operating activities:
  Depreciation and amortization.........     303,000      833,000      970,000
  Loss on disposals of property and
   equipment............................      75,000          --           --
  Provision for doubtful accounts.......      43,000      123,000      214,000
  Deferred income taxes.................    (192,000)    (212,000)      87,000
  Stock compensation expense............      56,000          --           --
  Increase in accounts receivable.......  (3,442,000)    (557,000)    (836,000)
  Decrease (increase) in inventories....  (1,517,000)  (2,350,000)   2,439,000
  Decrease (increase) in prepaid
   expenses and other current assets        (595,000)    (278,000)     163,000
  Decrease (increase) in income taxes
   receivable...........................         --      (174,000)      17,000
  (Decrease) increase in accounts
   payable..............................   1,760,000      805,000      (72,000)
  Increase in accrued liabilities.......   2,230,000      380,000      743,000
  (Decrease) increase in income taxes
   payable..............................     794,000     (714,000)     (88,000)
                                         -----------  -----------  -----------
    Net cash provided by (used in)
     operating activities...............     478,000   (1,607,000)   4,265,000
                                         -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES--
 purchases of property and equipment....    (771,000)  (1,336,000)    (838,000)
                                         -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds (repayments) on notes
   payable to bank......................     356,000    1,356,000   (1,773,000)
  Proceeds from term note payable to
   bank.................................         --           --       750,000
  Principal payments on term note
   payable to bank......................         --           --      (187,000)
  Proceeds from issuance of loans
   payable to subsidiary stockholders...     659,000          --           --
  Repayments on notes payable to
   officer..............................    (125,000)         --           --
  Repayments on obligations under
   capital leases.......................     (18,000)    (142,000)    (212,000)
  Proceeds from issuance of common
   stock................................      45,000          --           --
                                         -----------  -----------  -----------
    Net cash provided by (used in)
     financing activities...............     917,000    1,214,000   (1,422,000)
                                         -----------  -----------  -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH
 AND CASH EQUIVALENTS...................      45,000       53,000      (14,000)
                                         -----------  -----------  -----------
  Net increase (decrease) in cash and
   cash equivalents.....................     669,000   (1,676,000)   1,991,000
Cash and cash equivalents at beginning
 of year................................   1,342,000    2,011,000      335,000
                                         -----------  -----------  -----------
Cash and cash equivalents at end of
year.................................... $ 2,011,000  $   335,000  $ 2,326,000
                                         ===========  ===========  ===========
Supplemental disclosures of cash flow
 information:
  Cash paid during the year for:
    Interest............................ $   134,000  $   248,000  $   352,000
    Income taxes........................      33,000    1,236,000      355,000
                                         ===========  ===========  ===========
Supplemental disclosures of noncash
 investing and financing activities:
  Capital lease obligations incurred for
   new equipment........................ $    43,000  $   679,000  $    33,000
                                         ===========  ===========  ===========
  Conversion of stockholder loans to
   equity............................... $       --       155,000      687,000
                                         ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                                COLORBUS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1994, 1995 AND 1996

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL BUSINESS INFORMATION

  Colorbus, Inc. (the "Company") develops and markets network print servers which enable the printing of high resolution color images from various digital color copiers and large format printers. The Company's principal product incorporates proprietary software which manages the simultaneous print requests of multiple users on a computer network, processes color images and outputs documents on multiple connected output devices. The Company generally sells its products indirectly through branch sales offices or subsidiaries of color copier manufacturers, office equipment distributors and other independent distributors and dealers. The Company's customers are concentrated in North America and Europe. See Note 9.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the financial statements of Colorbus, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

  For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

 Property and Equipment

  Property and equipment are stated at cost. Property and equipment held under capital leases are stated at the present value of minimum lease payments. Depreciation is calculated using the straight-line method over estimated useful lives of three to five years. Property and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the related asset.

 Common Stock Split

  In December 1996, the Company effected a 300-for-1 split of its common stock. All share data has been restated to reflect the stock split.

 Revenue Recognition

  Product revenue is recognized upon shipment, provided no significant obligations remain. An accrual for estimated warranty costs is recorded upon recognition of revenue. Revenue from extended warranty contracts is deferred and recognized into income on a straight-line basis over the contract period. Direct costs incurred to acquire extended warranty contracts on equipment purchased from outside vendors and sold to customers are deferred and charged to expense in proportion to the extended warranty revenue recognized.

                                COLORBUS, INC.

 Income Taxes

  The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The realization of deferred tax assets is based on historical positions and expectations about future taxable income. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

 Translation of Foreign Currencies

  The consolidated assets and liabilities of the Company's wholly owned subsidiary, CDS International B.V. ("CDS") (See Note 2), whose functional currency is the Dutch guilder, have been translated into U.S. dollars using the current exchange rates at each balance sheet date, while the operating results have been translated at average exchange rates during each reporting period. Adjustments resulting from translation of foreign currency financial statements are reflected under the caption "cumulative translation adjustment" in the accompanying consolidated balance sheets. Other foreign subsidiaries that are consolidated with CDS use their local currency as their functional currency. Exchange gains and losses resulting from realized foreign currency transactions are included in operations in the period in which they occur.

 Foreign Exchange Contracts

  As of December 31, 1995, the Company had outstanding foreign exchange contracts to purchase $6.9 million through March 1997. As of December 31, 1996, contracts to purchase $1.2 million remained outstanding. These contracts are designated as hedges of U.S dollar commitments to purchase inventory. Accordingly, market value gains and losses on the contracts and forward contract premiums are recorded when realized as adjustments to the value of inventory purchased, and ultimately as a component of cost of revenues when inventory is sold. The Company recorded exchange losses of $54,000 and $417,000 in 1994 and 1995, respectively, and an exchange gain of $155,000 in 1996. The fair value of the contracts was a liability of $369,000 and an asset of $248,000 as of December 31, 1995 and 1996, respectively.

 Other Costs and Expenses

  Other costs and expenses in 1995 represent amounts expensed upon the termination in that year of the Company's proposed initial public offering of the Company's common stock, and in 1996 represent legal and other administrative expenses associated with the Company's business combination with CDS (see note 2).

 Net Income per Share

  The calculation of net income per share was determined by dividing net income by the weighted average common and common equivalent shares outstanding when dilutive. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued and stock options granted within one year of the proposed initial public offering ("IPO") of the Company's common stock have been included in the calculation of common equivalent shares, using the treasury stock method, as if they were outstanding for all periods presented even if they were antidilutive. The calculation of common equivalent shares assumes that the proceeds of common shares and stock options issued within one year of the IPO were used to repurchase common shares at an assumed
IPO price of $     per share. Primary earnings per share approximates fully
diluted earnings per share for all periods presented.

                                COLORBUS, INC.

  The computation of weighted average common and common equivalent shares outstanding during the years ended December 31, 1994, 1995 and 1996 follows:

                                                     1994      1995     1996
                                                   --------- -------- ---------
   Weighted average common shares outstanding
    during the year...............................
   Incremental shares assumed to be outstanding
    related to stock options granted..............
                                                   --------- -------- ---------
   Weighted average common and common equivalent
    shares........................................
                                                   ========= ======== =========

 Capitalized Software Costs

  Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," provides for the capitalization of certain software development costs once technological feasibility is established. The cost so capitalized is then amortized on a straight-line basis over the estimated product life, or the ratio of current revenues to total projected product revenues, whichever is greater. No internal costs have been capitalized to date as the impact on the consolidated financial statements for all periods presented is immaterial.

 Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of SFAS No. 121 did not have a material impact on the Company's financial position, results of operations or liquidity.

 Fair Value of Financial Instruments

  In December 1991, the Financial Accounting Standards Board issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." SFAS No. 107 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. SFAS No. 107 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 1996, with the exception of foreign exchange contracts, the fair value of all financial instruments approximated carrying value.

 Stock Options

  Prior to January 1, 1996, the Company accounted for its stock options in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense

                                COLORBUS, INC.

over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma net income per share disclosures for employee stock options granted in 1995 and subsequent years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

 Use of Estimates

  Company management has made a number of estimates and assumptions relating to the reporting of assets and liabilities in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

2. BUSINESS COMBINATION

  In December 1996, the Company entered into an agreement to exchange all outstanding shares of capital stock and loans payable to certain stockholders of CDS for 1,054,943 shares of common stock of the Company (the "Acquisition"). CDS is the exclusive distributor of the Company's products in Europe. The Acquisition was accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements have been restated to include the results of CDS for all periods presented.

  Consolidated results reflect adjustments to net revenues which represent the elimination of sales from Colorbus to CDS. Consolidated and separate results of the Company and CDS during the periods preceding the Acquisition were as follows:

                             COLORBUS,
                               INC.         CDS     ELIMINATIONS  CONSOLIDATED
                            ----------- ----------- ------------  ------------
   Year ended December 31,
    1994
     Net revenues.......... $20,942,000 $ 8,810,000 $(2,793,000)  $26,959,000
     Net income............ $   787,000 $   176,000 $       --    $   963,000
   Year ended December 31,
    1995
     Net revenues.......... $27,075,000 $14,219,000 $(4,074,000)  $37,220,000
     Net income............ $   352,000 $   185,000 $       --    $   537,000
   Year ended December 31,
    1996
     Net revenues.......... $27,698,000 $19,080,000 $(4,514,000)  $42,264,000
     Net income............ $   265,000 $   363,000 $       --    $   628,000
                            =========== =========== ===========   ===========

3. INVENTORIES

  A summary of inventories follows:

                                                             1995        1996
                                                          ----------- ----------
      Component parts.................................... $ 2,854,000 $1,664,000
      Finished goods.....................................   2,278,000    854,000
                                                          ----------- ----------
                                                          $ 5,132,000 $2,518,000
                                                          =========== ==========

                                COLORBUS, INC.

4. PROPERTY AND EQUIPMENT

  A summary of property and equipment, net, follows:

                                                             1995       1996
                                                          ---------- ----------
      Leased equipment..................................  $  777,000 $  755,000
      Computers and equipment...........................   1,725,000  1,853,000
      Furniture and fixtures............................     650,000    992,000
      Software..........................................      39,000     43,000
                                                          ---------- ----------
                                                           3,191,000  3,643,000
      Accumulated depreciation and amortization:
        Owned property and equipment....................   1,064,000  1,400,000
        Leased equipment................................     134,000    395,000
                                                          ---------- ----------
          Property and equipment, net...................  $1,993,000 $1,848,000
                                                          ========== ==========

5. BORROWINGS FROM BANKS

  As of December 31, 1996, the Company had available a bank line of credit providing for borrowings of up to $3 million, with interest payable monthly at the bank's prime rate (8.25% as of December 31, 1996). There were no borrowings outstanding under this line as of December 31, 1996.

  In June 1996, the Company entered into a bank term loan in the amount of $750,000 for the purchase of certain equipment. Principal payments of $31,250, plus interest at the bank's prime rate plus one-half percent are payable monthly over a period of two years from inception of the loan. As of December 31, 1996, the principal balance due under the term loan was $563,000. Both the line and the term loan are secured by all assets of the Company and are personally guaranteed by two of the Company's stockholders who serve as executive officers.

  As of December 31, 1996, CDS had available a bank line of credit in the Netherlands of NLG 3,300,000. In January 1997, the line was increased to NLG 4,300,000 (approximately $2,500,000 as of December 31, 1996). Interest is payable quarterly at the bank's base rate plus one and one-half percent (4.5% as of December 31, 1996). There were no borrowings outstanding under the line as of December 31, 1996. The line does not have a fixed expiration date, but is subject to and conditioned upon periodic review by the bank.

  The bank lines of credit contain certain restrictive covenants including restrictions on the payment of dividends and effective limitations on the balance of any intercompany amounts due from CDS. As of December 31, 1996, the Company was in compliance with or had received waivers for all such covenants. Borrowings under the bank lines of credit are limited based on eligible receivables and inventories as defined in the agreements.

                                COLORBUS, INC.

6. ACCRUED LIABILITIES

  A summary of accrued liabilities is as follows:

                                                             1995        1996
                                                          ----------- ----------
   Royalties............................................. $   950,000 $1,430,000
   Deferred revenue......................................     638,000    242,000
   Compensation..........................................     228,000    495,000
   Other.................................................   1,435,000  1,751,000
                                                          ----------- ----------
                                                          $ 3,251,000 $3,918,000
                                                          =========== ==========

7. STOCKHOLDERS' EQUITY

 Preferred Stock

  In January 1995, the Board of Directors adopted an amendment to the Company's articles of incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock, no par value. As of December 31, 1996, no preferred stock had been issued.

 Common Stock

  In connection with a 1991 stock purchase, the Company granted an investor (the "Investor") an option, as amended, to purchase 97,959 shares of the Company's outstanding common stock for an aggregate purchase price of $100,000 on or prior to December 31, 1994. As of December 31, 1993, options to purchase 68,571 shares had been exercised. In 1994, the Investor assigned and transferred the balance of his options to two other investors who exercised the options and purchased the remaining 29,388 shares of the Company's common stock for an aggregate purchase price of $45,000 in cash.

  In January 1994, an executive officer/shareholder transferred 19,592 shares of the Company's common stock to another employee. In connection with this transaction, the Company recognized compensation expense of $56,000 representing the estimated fair market value of such common stock.

  During 1993 and 1994, CDS issued 250,000 Dutch guilders in convertible notes payable to stockholders. In 1995, these notes were converted to common stock of CDS, equivalent to $155,000 based on the exchange rate at the time of conversion.

  During 1994, certain of CDS' stockholders sold personal stockholdings in CDS to outside investors. The proceeds from the sale were advanced to CDS in exchange for 1,200,000 Dutch guilders ($746,000) in loans payable. In connection with the Acquisition, the loans of $687,000, based on the exchange rate at the date of the Acquisition, were exchanged for 73,469 shares of the Company's common stock as residual equity interests.

 Stock Options

  In December 1994, the Company granted a nonqualified stock option to an executive officer to purchase 30,612 shares of common stock at an exercise price of $8.82 per share, which represented the estimated fair market value of the common stock on the date of grant. This option is exercisable for ten years and vests over a three year period.

  In January 1996, the Company granted nonqualified stock options to four employees and one director to purchase 83,266 shares of common stock at an exercise price of $11.02 per share, which represented the estimated fair market value of the common stock on the date of grant. Such options are exercisable for ten years and vest over a four year period.

                                COLORBUS, INC.

  In January 1995, the Board of Directors adopted the 1995 Stock Option Plan. No stock options were granted under this plan. In January 1997, the Board of Directors canceled the 1995 Stock Option Plan, and adopted the 1997 Stock Incentive Plan (the "Plan"), which allows for the issuance of both incentive and nonqualified stock options. A total of 350,000 shares have been reserved under the Plan for issuance to employees, officers, directors and consultants as determined by the Board of Directors. The Plan is administered by the Board of Directors of the Company or a committee designated by the Board of Directors. Pursuant to the Plan, the exercise price of stock options granted will not be less than the fair market value of the Company's common stock on the date of grant. Options granted vest as specified by the Board of Directors and generally expire ten years from the date of grant. Accelerated vesting of options may occur upon certain specified events, including change in ownership or control of the Company and the death or disability of an optionee while serving as a Board member.

  The per share weighted-average fair value of stock options granted during 1996 was $5.62 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: Expected dividend yield of 0%, risk-free interest rate of 6.2%, volatility of its stock over the expected life of the options of .5, and an expected life of five years.

  The Company applies APB Opinion No. 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                 1995     1996
                                                               -------- --------
      Net income:
        As reported........................................... $537,000 $628,000
                                                               ======== ========
        Pro forma............................................. $537,000 $503,000
                                                               ======== ========
      Net income per share:
        As reported........................................... $        $
                                                               ======== ========
        Pro forma............................................. $        $
                                                               ======== ========

  Pro forma net income reflects only options granted in 1996. There were no stock options granted during 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of three to four years and compensation cost for options granted prior to January 1, 1995 is not considered.

  A summary of the Company's stock option activity, and related information for the years ended December 31, 1994, 1995 and 1996 follows:

                                                                    WEIGHTED
                                                                    AVERAGE
                                                         OPTIONS EXERCISE PRICE
                                                         ------- --------------
      Outstanding as of December 31, 1993...............     --      $  --
      Granted...........................................  30,612       8.82
                                                         -------     ------
      Outstanding as of December 31, 1994 and December
       31, 1995                                           30,612     $ 8.82
      Granted...........................................  83,266      11.02
                                                         -------     ------
      Outstanding as of December 31, 1996............... 113,878     $10.43
                                                         =======     ======
      Exercisable as of December 31, 1996...............  20,400     $ 8.82
                                                         =======     ======
      Weighted average fair value of options granted
       during 1996......................................             $ 5.62
                                                                     ======

                                COLORBUS, INC.

   As of December 31, 1996, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $8.82 to $11.02 and 8.7 years, respectively.

8. INCOME TAXES

  The provision for income taxes is comprised of the following:

                                                    1994       1995       1996
                                                  ---------  ---------  --------
   Current:
     Federal..................................... $ 591,000  $ 252,000  $ 12,000
     State.......................................   143,000     79,000    58,000
     Foreign.....................................    86,000    168,000   223,000
                                                  ---------  ---------  --------
                                                    820,000    499,000   293,000
                                                  ---------  ---------  --------
   Deferred:
     Federal.....................................  (202,000)  (122,000)   85,000
     State.......................................   (50,000)   (33,000)    2,000
     Foreign.....................................    60,000    (57,000)      --
                                                  ---------  ---------  --------
                                                   (192,000)  (212,000)   87,000
                                                  ---------  ---------  --------
                                                  $ 628,000  $ 287,000  $380,000
                                                  =========  =========  ========

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1995 and 1996 are as follows:

                                                                1995     1996
                                                              -------- --------
Deferred tax assets:
  Reserves not currently deductible.......................... $251,000 $ 21,000
  Deferred revenue currently taxable.........................  127,000  347,000
  Depreciation...............................................   92,000  102,000
                                                              -------- --------
    Deferred tax assets......................................  470,000  470,000
                                                              -------- --------
Deferred tax liabilities:
  State taxes................................................      --    14,000
  Other......................................................   64,000  137,000
                                                              -------- --------
    Deferred tax liabilities.................................   64,000  151,000
                                                              -------- --------
    Net deferred tax assets.................................. $406,000 $319,000
                                                              ======== ========

  Based on the level of historical taxable income and projections of future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. Accordingly, there was no valuation allowance for deferred tax assets as of December 31, 1995 or 1996.

  Deferred tax assets are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

                                COLORBUS, INC.

  The provision for income taxes varied from the amount computed by applying the Federal statutory income tax rate to income before income taxes as follows:

                                                    1994      1995      1996
                                                  --------  --------  --------
   Computed "expected" provision for income
    taxes at Federal statutory rate.............  $541,000  $280,000  $343,000
   State income taxes, net of Federal income tax
    benefit.....................................    94,000    32,000    14,000
   Foreign taxes at rates in excess of Federal
    income tax rate.............................    36,000    11,000    23,000
   Foreign sales corporation benefit............       --    (13,000)  (61,000)
   Research and experimentation benefit.........  (121,000)  (43,000)  (45,000)
   Nondeductible merger costs...................       --        --     71,000
   Other, net...................................    78,000    20,000    35,000
                                                  --------  --------  --------
                                                  $628,000  $287,000  $380,000
                                                  ========  ========  ========

  The Company has received notice from the Internal Revenue Service (the "IRS") that the IRS intends to audit the Company's December 31, 1994 Federal income tax return. In the opinion of management, the IRS examination will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

9. SIGNIFICANT CUSTOMERS, SUPPLIERS, EXPORT SALES AND GEOGRAPHIC AREAS

  The following table reflects sales to customers representing 10% or more of the Company's net revenues, and customer accounts receivable representing 10% or more of the Company's accounts receivable.

                                                                     ACCOUNTS
                                                      NET REVENUES  RECEIVABLE
                                                     -------------- ------------
                                                     1994 1995 1996 1995   1996
                                                     ---- ---- ---- -----  -----
   Customer 1....................................... 10%  16%  34%    25%    51%
   Customer 2....................................... 28%  23%  23%    N/A    N/A
   Customer 3....................................... 20%  20%  12%    N/A    N/A

  A substantial portion of the Company's business is conducted with one major hardware supplier and one major software vendor from whom the Company has obtained a nonexclusive license agreement with an initial term that expires in November 1997. The license agreement requires the payment of royalties, at a minimum of $200,000 quarterly, based on the selling price of the Company's products to end users. With the exception of these suppliers, management believes that the loss of any one supplier would not have a material adverse effect on its operations.

  A summary of the Company's net revenues, operating income and identifiable assets by geographical area follows:

                                       YEAR ENDED DECEMBER 31, 1994
                             -------------------------------------------------
                                NORTH
                               AMERICA     EUROPE   ELIMINATIONS  CONSOLIDATED
                             ----------- ---------- ------------  ------------
   Net revenues from
    unaffiliated customers.. $18,149,000 $8,810,000 $       --    $26,959,000
   Transfers between
    geographical areas......   2,793,000        --   (2,793,000)          --
                             ----------- ---------- -----------   -----------
   Net revenues............. $20,942,000 $8,810,000 $(2,793,000)  $26,959,000
                             =========== ========== ===========   ===========
   Operating income......... $ 1,276,000 $  436,000 $       --    $ 1,712,000
                             =========== ========== ===========   ===========
   Identifiable assets...... $ 6,940,000 $4,499,000 $(1,113,000)  $10,326,000
                             =========== ========== ===========   ===========

                                COLORBUS, INC.

                                       YEAR ENDED DECEMBER 31, 1995
                             --------------------------------------------------
                                NORTH
                               AMERICA     EUROPE    ELIMINATIONS  CONSOLIDATED
                             ----------- ----------- ------------  ------------
   Net revenues from
    unaffiliated customers.  $23,001,000 $14,219,000 $       --    $37,220,000
   Transfers between
    geographical areas.....    4,074,000         --   (4,074,000)          --
                             ----------- ----------- -----------   -----------
   Net revenues............  $27,075,000 $14,219,000 $(4,074,000)  $37,220,000
                             =========== =========== ===========   ===========
   Operating income........  $   574,000 $   507,000 $       --    $ 1,081,000
                             =========== =========== ===========   ===========
   Identifiable assets.....  $ 7,800,000 $ 6,444,000 $  (688,000)  $13,556,000
                             =========== =========== ===========   ===========
                                       YEAR ENDED DECEMBER 31, 1996
                             --------------------------------------------------
                                NORTH
                               AMERICA     EUROPE    ELIMINATIONS  CONSOLIDATED
                             ----------- ----------- ------------  ------------
   Net revenues from
    unaffiliated customers.  $23,184,000 $19,080,000 $       --    $42,264,000
   Transfers between
    geographical areas.....    4,514,000         --   (4,514,000)          --
                             ----------- ----------- -----------   -----------
   Net revenues............  $27,698,000 $19,080,000 $(4,514,000)  $42,264,000
                             =========== =========== ===========   ===========
   Operating income........  $   552,000 $   792,000 $       --    $ 1,344,000
                             =========== =========== ===========   ===========
   Identifiable assets.....  $ 7,812,000 $ 5,932,000 $  (865,000)  $12,879,000
                             =========== =========== ===========   ===========

  In determining operating income for each geographic area, sales and purchases between geographic areas have been accounted for on the basis of prices set between Colorbus, Inc. and CDS prior to the Acquisition. Identifiable assets by geographic area are those assets that are used in the Company's operations in each location.

  Export sales to Canada and the Pacific Rim are included in the North America amounts shown in the summary table by geographic area above, and were approximately 6%, 9% and 10% of net revenues in 1994, 1995 and 1996, respectively.

                                COLORBUS, INC.

10. COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases certain facilities and equipment under noncancelable operating lease agreements and under various capital leases. Future minimum capital and operating lease payments as of December 31, 1996 are as follows:

                                                            CAPITAL  OPERATING
      YEAR ENDING DECEMBER 31:                               LEASES    LEASES
      ------------------------                              -------- ----------
      1997................................................. $248,000 $  766,000
      1998.................................................  100,000    455,000
      1999.................................................   67,000    236,000
      2000.................................................   64,000     83,000
      2001.................................................   14,000        --
                                                            -------- ----------
      Total minimum lease payments.........................  493,000 $1,540,000
                                                                     ==========
      Less amounts representing interest (at rates ranging
       from 11.0% to 12.5%)................................   87,000
                                                            --------
      Present value of net minimum capital lease payments..  406,000
      Less current portion of obligations under capital
       leases..............................................  216,000
                                                            --------
      Obligations under capital leases, excluding current
       portion............................................. $190,000
                                                            ========

  The current portion of obligations under capital leases are included in accrued liabilities and the gross amount of equipment held under capital leases and related accumulated amortization is included in property and equipment in the accompanying consolidated balance sheets.

  Total rental expense, including month-to-month rentals, totaled $191,000, $490,000 and $809,000 in 1994, 1995 and 1996, respectively.

 Salary Savings Plan

  On November 1, 1994, the Company established the Salary Savings Plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code. The Company matches up to a maximum of 100% of each employee's contribution, up to a maximum of 6% of compensation. Company contributions totaled $17,000, $66,000 and $12,000 in 1994, 1995 and 1996, respectively.

  CDS maintains a defined contribution pension plan for eligible employees in the Netherlands. Employee contributions based on salaries are matched by the Company. Company contributions totaled $16,000, $63,000 and $45,000 in 1994, 1995 and 1996, respectively.

 Contingencies

  The Company is involved in various legal matters arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

UNTIL             , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THESE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
The Company...............................................................   15
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   15
Capitalization............................................................   16
Dilution..................................................................   17
Selected Consolidated Financial Data......................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   26
Management................................................................   40
Certain Transactions......................................................   47
Principal and Selling Stockholders........................................   48
Description of Capital Stock..............................................   49
Shares Eligible For Future Sale...........................................   50
Underwriting..............................................................   51
Legal Matters.............................................................   52
Experts...................................................................   52
Additional Information....................................................   53
Index to Consolidated Financial Statements................................  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                         Shares
                                     [LOGO]
                                 COLORBUS, INC.
                                  Common Stock
                               ----------------

                                   PROSPECTUS

                               ----------------

PRUDENTIAL SECURITIES INCORPORATED

                               HAMBRECHT & QUIST

                                       , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fee. All of the following expenses below will be paid by the Registrant.

      Registration fee................................................. $13,939
      NASD filing fee..................................................   5,100
      Printing and engraving expenses..................................      *
      Nasdaq application fee...........................................      *
      Blue sky qualification fees and expenses.........................      *
      Legal fees and expenses..........................................      *
      Accountants' fees and expenses...................................      *
      Transfer agent and registrar fees................................      *
      Miscellaneous....................................................      *
                                                                        -------
        Total.......................................................... $    *
                                                                        =======

--------
* To be supplied by amendment

  The Registrant will bear the expenses of the Selling Stockholders in connection with the registration of their shares, other than the underwriting discounts and commissions.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the Delaware General Corporation Law the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933. The Registrant's Bylaws (Exhibit 3.3 hereto) provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law. The Bylaws require the Registrant, subject to certain limitations, to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the directors and officers to repay such advances if it is ultimately determined that the directors or officers are not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence.

  In addition, the Registrant's Certificate of Incorporation (the "Certificate") (Exhibit 3.1 hereto) provides that the Registrant shall indemnify its directors and officers if such persons acted (i) in good faith,
(ii) in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and (iii) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. The Certificate also provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Certificate further provides that the Registrant be authorized to indemnify its directors and officers to the fullest extent permitted by law through the Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

  The Registrant intends to obtain directors' and officers' liability insurance in connection with this Offering.

  In addition, the Registrant has entered or, concurrently with this Offering, will enter, into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the Certificate and Bylaws. These agreements will, among other things, indemnify the Registrant's directors and certain of its officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services by that person as a director or officer of the Registrant or as a director or officer of any subsidiary of the Registrant, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Registrant.

  The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Registrant, its officers and directors and by the Registrant of the Underwriter, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since March 1, 1994, the Registrant has sold and issued the following unregistered securities:

  1. In December 1994, the Registrant granted a nonstatutory option to purchase 30,612 shares of the Registrant's Common Stock to Dean N. Trojan, the Registrant's Chief Financial Officer and Vice President, Finance and Administration, at an exercise price of $8.82 per share. This option vests over a three year period commencing one year following the date of grant. This option was issued in consideration for employment services rendered to the Registrant. No cash consideration was paid for this option.

  2. In January 1996, the Registrant granted to Cameron C. Altenhof-Long, an executive officer of the Registrant, and Patrick Arrington, a director of the Registrant, nonstatutory options to purchase 19,592 and 14,694 shares, respectively, of the Registrant's Common Stock, at an exercise price of $11.02 per share. Also during January 1996, the Registrant issued options to four other employees for the purchase of an aggregate of 48,980 shares at an exercise price of $11.02 per share. These options generally vest over a four year period commencing one year following the date of grant, except for Mr. Arrington's option which vests over a three year period. These options were issued in consideration for services rendered to the Registrant. None of the optionees paid any cash consideration for these options.

  3. In December 1996, the Registrant issued an aggregate of 1,054,943 shares of the Registrant's Common Stock to the stockholders of CDS in exchange for all of the outstanding capital stock of CDS as well as loans payable to certain such stockholders in the amounts payable of NLG 1,200,000.

  4. In December 1996, the Registrant effected a 300-for-1 stock split. All numbers of shares of Common Stock set forth in this Item 15 have been adjusted to reflect this stock split.

  The sales and issuances of securities in the transaction described in paragraphs 1 and 2 above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701.

  The issuance of securities described in paragraph 3 was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act, as well as pursuant to Regulation S promulgated under the Securities Act. The recipients of such securities represented their intent to acquire the securities for investment purposes only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions.

  The issuance of securities described in paragraph 4 above was deemed to be exempt from registration under the Securities Act by virtue of Section 2(3) thereof, in that the securities were issued in transactions not involving a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1.1    Form of Underwriting Agreement.*
  2.1    Agreement and Plan of Reorganization dated December 31, 1996 between the Registrant and CDS International B.V.*
  3.1    Amended and Restated Articles of Incorporation of the Registrant, as
         filed with the California Secretary of State on July 12, 1995.
  3.2    Certificate of Amendment of Articles of Incorporation, as filed with the California Secretary of State on December 2, 1996.
         Certificate of Incorporation of Registrant to be filed with the
  3.3    Delaware Secretary of State.*
         Certificate of Merger of the Registrant to to be filed with the
  3.4    Delaware Secretary of State.*
  3.5    Amended and Restated Bylaws of the Registrant.
  4.1    Specimen stock certificate.*
  5.1    Opinion of Brobeck, Phleger & Harrison LLP.*
 10.1    Colorbus, Inc. 1997 Stock Incentive Plan.*
 10.2    Form of Stock Option Agreement.*
         Form of Nonqualified Option Agreements for January 1996 option
 10.3    grants.*
 10.4    Nonqualified Stock Option Agreement dated December 19, 1994 between the Registrant and Dean N. Trojan.*
 10.5    Form of Management Agreement for Messrs. Broere and Mulder.*
 10.6    Form of Indemnification Agreement.
 10.7    Configurable PostScript Interpreter OEM License Agreement dated
         November 11, 1992 between the Registrant and Adobe Systems
         Incorporated, including Appendix No. 1 dated November 11, 1992,
         Amendment No. 1 dated November 11, 1992, Amendment No. 2 dated October
         1, 1995 and Appendix No. 2 dated June 26, 1996.*
 10.8    FM Screening Technology License Agreement dated December 1, 1994 between the Registrant and Adobe Systems Incorporated.*
 10.9    Value-Added Reseller Agreement dated February 27, 1997 between the
         Registrant and Silicon Graphics, Inc.*
 10.10   IRIS Support Partner Technical Support Agreement for Resellers dated
         May 13, 1994 between the Registrant and Silicon Graphics, Inc.*
 10.11   Agreement dated August 10, 1992 between the Registrant and Concept
         Development, Inc.*
 10.12   Letter Agreement dated September 11, 1992 amending Agreement dated
         August 10, 1992 between the Registrant and Concept Development, Inc.*
 10.13   Intellectual Property Rights Agreement dated May 1, 1995 between the
         Registrant and Concept Development, Inc.*
 10.14   Agreement dated April 11, 1996 between the Registrant and Xerox
         Corporation.*
 10.15   Product Development and Distribution Agreement dated June 1, 1996 between the Registrant and Xerox Corporation.*
 10.16   Standard Sublease dated October 11, 1994 between the Registrant and
         Canonie Environmental Services Corporation.*

 10.17 Standard Business Park lease dated February 1, 1995 between the
       Registrant and Connecticut General Life Insurance Company.*
 10.18 Eastridge Business Park lease dated July 27, 1994 between the Registrant and Eastridge Limited Partnership #1.*
 11.1  Computation of earnings per share.*
 21.1  List of Subsidiaries of the Registrant.*
 23.1  Consent of KPMG Peat Marwick LLP.
       Consent of Brobeck, Phleger & Harrison LLP (included in the opinion
 23.2  filed as Exhibit 5.1).*
 24.1  Power of Attorney (included on Page II-5).
 27.1  Financial Data Schedule

--------
  *To be filed by amendment.

  (B) FINANCIAL STATEMENT SCHEDULES.

   NUMBER
   ------
   Schedule II-- Valuation and Qualifying Accounts

  All other schedules are omitted because they are not required, are not applicable, or the information is included in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 3, 1997.

                                      COLORBUS, INC.


                                      By: /s/      Paul R. Peffer
                                        _______________________________________
                                                   Paul R. Peffer,
                                               Chief Executive Officer

                               POWER OF ATTORNEY

  We, the undersigned officers and directors of Colorbus, Inc., do hereby constitute and appoint Paul R. Peffer and Dean N. Trojan, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(f) under the Securities Exchange Act of 1934, as amended, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby, ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                             TITLE                       DATE
             ---------                             -----                       ----


        /s/ Paul R. Peffer           Chief Executive Officer and          March 3, 1997
____________________________________ Director (Principal Executive
           Paul R. Peffer            Officer)


       /s/ Worth T. Probst           Chairman of the Board                March 3, 1997
____________________________________
          Worth T. Probst

        /s/  Barry Broere            President, Chief Operating           March 3, 1997
____________________________________ Officer and Director
            Barry Broere

         /s/ Kees Mulder             Executive Vice President, Global     March 3, 1997
____________________________________ Marketing and Strategy and
            Kees Mulder              Director

      /s/  Patrick Arrington         Director                             March 3, 1997
____________________________________
         Patrick Arrington

       /s/  Dean N. Trojan           Vice President, Finance and Chief    March 3, 1997
____________________________________ Financial Officer and Secretary
           Dean N. Trojan            (Principal Financial Officer and
                                     Principal Accounting Officer)

                                                                     SCHEDULE II

                                 COLORBUS, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                 (IN THOUSANDS)

                                           ADDITIONS       DEDUCTIONS
                                      -------------------- -----------
                             BALANCE  CHARGED
                               AT     TO COSTS CHARGED TO              BALANCE
                            BEGINNING   AND       OTHER                AT END
        DESCRIPTION         OF PERIOD EXPENSES ACCOUNTS(1)  (2)  (1)  OF PERIOD
        -----------         --------- -------- ----------- ----- --------------
Year ended December 31,
 1994:
  Allowance for doubtful
   accounts................   $ --      $ 43       $--     $  -- $ --   $ 43
                              ====      ====       ===     ===== ====   ====
  Inventory valuation
   reserves................   $237      $107       $17     $  29 $$--   $332
                              ====      ====       ===     ===== ====   ====
Year ended December 31,
 1995:
  Allowance for doubtful
   accounts................   $ 43      $123       $--     $  -- $ --   $166
                              ====      ====       ===     ===== ====   ====
  Inventory valuation
   reserves................   $332      $201       $24     $  53 $$--   $504
                              ====      ====       ===     ===== ====   ====
Year ended December 31,
 1996:
  Allowance for doubtful
   accounts................   $166      $214       $--     $  14 $ --   $366
                              ====      ====       ===     ===== ====   ====
  Inventory valuation
   reserves................   $504      $354       $--     $ 359 $$30   $469
                              ====      ====       ===     ===== ====   ====

--------
(1) Represents effect of translation of foreign currencies.

(2) Represents charge-off of uncollectible accounts receivable and obsolete inventory.

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1.1    Form of Underwriting Agreement.*
  2.1    Agreement and Plan of Reorganization dated December 31, 1996 between the Registrant and CDS International B.V.*
  3.1    Amended and Restated Articles of Incorporation of the Registrant, as
         filed with the California Secretary of State on July 12, 1995.
  3.2    Certificate of Amendment of Articles of Incorporation, as filed with the California Secretary of State on December 2, 1996.
         Certificate of Incorporation of Registrant to be filed with the
  3.3    Delaware Secretary of State.*
         Certificate of Merger of the Registrant to to be filed with the
  3.4    Delaware Secretary of State.*
  3.5    Amended and Restated Bylaws of the Registrant.
  4.1    Specimen stock certificate.*
  5.1    Opinion of Brobeck, Phleger & Harrison LLP.*
 10.1    Colorbus, Inc. 1997 Stock Incentive Plan.*
 10.2    Form of Stock Option Agreement.*
         Form of Nonqualified Option Agreements for January 1996 option
 10.3    grants.*
 10.4    Nonqualified Stock Option Agreement dated December 19, 1994 between the Registrant and Dean N. Trojan.*
 10.5    Form of Management Agreement for Messrs. Broere and Mulder.*
 10.6    Form of Indemnification Agreement.
 10.7    Configurable PostScript Interpreter OEM License Agreement dated
         November 11, 1992 between the Registrant and Adobe Systems
         Incorporated, including Appendix No. 1 dated November 11, 1992,
         Amendment No. 1 dated November 11, 1992, Amendment No. 2 dated October
         1, 1995 and Appendix No. 2 dated June 26, 1996.*
 10.8    FM Screening Technology License Agreement dated December 1, 1994 between the Registrant and Adobe Systems Incorporated.*
 10.9    Value-Added Reseller Agreement dated February 27, 1997 between the
         Registrant and Silicon Graphics, Inc.*
 10.10   IRIS Support Partner Technical Support Agreement for Resellers dated
         May 13, 1994 between the Registrant and Silicon Graphics, Inc.*
 10.11   Agreement dated August 10, 1992 between the Registrant and Concept
         Development, Inc.*
 10.12   Letter Agreement dated September 11, 1992 amending Agreement dated
         August 10, 1992 between the Registrant and Concept Development, Inc.*
 10.13   Intellectual Property Rights Agreement dated May 1, 1995 between the
         Registrant and Concept Development, Inc.*
 10.14   Agreement dated April 11, 1996 between the Registrant and Xerox
         Corporation.*
 10.15   Product Development and Distribution Agreement dated June 1, 1996 between the Registrant and Xerox Corporation.*
 10.16   Standard Sublease dated October 11, 1994 between the Registrant and
         Canonie Environmental Services Corporation.*
 10.17   Standard Business Park lease dated February 1, 1995 between the
         Registrant and Connecticut General Life Insurance Company.*
 10.18   Eastridge Business Park lease dated July 27, 1994 between the
         Registrant and Eastridge Limited Partnership #1.*
 11.1    Computation of earnings per share.*
 21.1    List of Subsidiaries of the Registrant.*
 23.1    Consent of KPMG Peat Marwick LLP.
         Consent of Brobeck, Phleger & Harrison LLP (included in the opinion
 23.2    filed as Exhibit 5.1).*
 24.1    Power of Attorney (included on Page II-5).
 27.1    Financial Data Schedule

--------
  *To be filed by amendment.